Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of

SolarCity Corporation

We have audited the accompanying consolidated balance sheets of SolarCity Corporation (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SolarCity Corporation at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California

March 1, 2017

SolarCity Corporation

Consolidated Balance Sheets

(In Thousands, Except Shares and Share Par Values)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$290,710	$382,544
Short-term investments	—	11,311
Restricted cash	74,717	39,864
Accounts receivable (net of allowances for doubtful accounts of $14,829 and $4,292 as of December 31, 2016 and December 31, 2015, respectively)	66,949	33,998
Rebates receivable (net of reserves of $2,803 and $2,207 as of December 31, 2016 and December 31, 2015, respectively)	10,339	11,545
Inventories	172,713	342,951
Prepaid expenses and other current assets	77,497	79,925
Total current assets	692,925	902,138
Solar energy systems, leased and to be leased – net	5,828,755	4,375,553
Property, plant and equipment – net	244,736	262,387
Build-to-suit lease asset under construction	807,593	284,500
Goodwill and intangible assets – net	461,989	517,109
MyPower customer notes receivable, net of current portion	517,244	488,461
MyPower deferred costs	232,369	215,708
Other assets	345,145	241,262
Total assets(1)	$9,130,756	$7,287,118

	December 31,
	2016	2015
Liabilities and equity
Current liabilities:
Accounts payable	$207,643	$364,973
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	24,085	26,769
Payable to parent – net	11,693	—
Current portion of deferred U.S. Treasury grant income	14,348	15,336
Accrued and other current liabilities	265,987	276,506
Current portion of deferred revenue	124,722	103,078
Current portion of long-term debt	617,588	180,048
Current portion of solar bonds	16,582	13,189
Current portion of solar bonds issued to related parties	165,000	165,120
Current portion of solar asset-backed notes	19,628	13,864
Current portion of financing obligation	52,031	34,479
Total current liabilities	1,519,307	1,193,362
Deferred revenue, net of current portion	1,086,417	1,010,491
Long-term debt, net of current portion	1,092,426	1,006,595
Solar bonds, net of current portion	50,179	35,678
Solar bonds issued to related parties, net of current portion	100,100	100
Convertible senior notes	873,194	881,585
Convertible senior notes issued to related parties	11,669	12,975
Solar asset-backed notes, net of current portion	549,205	395,667
Long-term deferred tax liability	481	1,373
Financing obligation, net of current portion	81,917	68,940
Deferred U.S. Treasury grant income, net of current portion	343,264	382,283
Build-to-suit lease liability	807,593	284,500
Other liabilities and deferred credits	339,951	279,006
Total liabilities(1)	6,855,703	5,552,555
Commitments and contingencies (Note 23)
Redeemable noncontrolling interests in subsidiaries	343,623	320,935
Parent's equity:
Common stock: as of December 31, 2016, $0.01 par value, 1.0 million shares authorized, 100 shares issued and outstanding; as of December 31, 2015, $0.0001 par value, 1 billion shares authorized, 97.9 million shares issued and outstanding	—	10
Additional paid-in capital	1,301,201	1,195,246
Accumulated deficit	(77,916)	(316,690)
Total parent's equity	1,223,285	878,566
Noncontrolling interests in subsidiaries	708,145	535,062
Total equity	1,931,430	1,413,628
Total liabilities and equity	$9,130,756	$7,287,118

(1)

SolarCity Corporation’s, or the Company’s, consolidated assets as of December 31, 2016 and 2015 included $4,133,472 and $2,866,882, respectively, of assets of variable interest entities, or VIEs, that can only be used to settle obligations of the VIEs. These assets included solar energy systems, leased and to be leased – net of $3,975,214 and $2,779,363 as of December 31, 2016 and 2015, respectively; property, plant and equipment – net of $0 and $21,960 as of December 31, 2016 and 2015, respectively; cash and cash equivalents of $44,091 and $33,537 as of December 31, 2016 and 2015, respectively; inventory of $0 and $1,000 as of December 31, 2016 and 2015, respectively; restricted cash, current, of $20,916 and $522 as of December 31, 2016 and 2015, respectively; accounts receivable – net of $16,023 and $10,267 as of December 31, 2016 and 2015, respectively; prepaid expenses and other current assets of $7,532 and $2,713 as of December 31, 2016 and 2015, respectively; rebates receivable of $6,646 and $6,220 as of December 31, 2016 and 2015, respectively; and other assets of $63,050 and $11,300 as of December 31, 2016 and 2015, respectively. The Company’s consolidated liabilities as of December 31, 2016 and 2015 included $596,802 and $33,475, respectively, of liabilities of VIEs whose creditors have no recourse to the Company. These liabilities included distributions payable to noncontrolling interests in subsidiaries and redeemable noncontrolling interests in subsidiaries of $24,085 and $26,769 as of December 31, 2016 and 2015, respectively; accounts payable of $20 and $1,954 as of December 31, 2016 and 2015, respectively; customer deposits of $1,169 and $2,928 as of December 31, 2016 and 2015, respectively; accrued liabilities and other payables of $8,524 and $1,824 as of December 31, 2016 and 2015, respectively; current portion of long-term debt of $87,467 and $0 as of December 31, 2016 and 2015, respectively; and long-term debt, net of current portion, of $475,537 and $0 as of December 31, 2016 and 2015, respectively.

See the further description in Note 13, VIE Arrangements.

See accompanying notes.

SolarCity Corporation

Consolidated Statements of Operations

(In Thousands)

	Year Ended December 31,
	2016	2015	2014
Revenue:
Operating leases and solar energy systems incentives	$422,326	$293,543	$173,636
Solar energy systems and components sales	308,016	106,076	81,395
Total revenue	730,342	399,619	255,031
Cost of revenue:
Operating leases and solar energy systems incentives	253,653	165,546	92,920
Solar energy systems and components sales	225,269	115,245	83,512
Total cost of revenue	478,922	280,791	176,432
Gross profit	251,420	118,828	78,599
Operating expenses:
Sales and marketing	442,590	457,185	238,608
General and administrative	228,980	244,508	156,426
Pre-production expense	69,306	—	—
Restructuring and other	105,922	—	—
Research and development	54,963	64,925	19,162
Total operating expenses	901,761	766,618	414,196
Loss from operations	(650,341)	(647,790)	(335,597)
Interest and other expenses:
Interest expense – recourse debt	42,162	28,145	14,522
Interest expense – non-recourse debt	74,527	29,905	13,537
Other interest expense and amortization of debt discounts and fees, net	39,965	33,889	27,699
Other expense, net	13,660	25,767	10,611
Total interest and other expenses	170,314	117,706	66,369
Loss before income taxes	(820,655)	(765,496)	(401,966)
Income tax benefit (provision)	308	(3,326)	26,736
Net loss	(820,347)	(768,822)	(375,230)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(1,059,121)	(710,492)	(319,196)
Net income (loss) attributable to parent	$238,774	$(58,330)	$(56,034)

See accompanying notes.

SolarCity Corporation

Consolidated Statements of Equity

(In Thousands)

			Additional		Total	Noncontrolling
	Common Stock		Paid-In	Accumulated	Parent's	Interests in	Total
	Shares	Amount	Capital	Deficit	Equity	Subsidiaries	Equity
Balance at January 1, 2014	91,009	$10	$819,914	$(202,326)	$617,598	$186,817	$804,415
Contributions from noncontrolling interests	—	—	—	—	—	517,471	517,471
Issuance of common stock upon acquisition of Silevo	2,284	—	137,958	—	137,958	—	137,958
Issuance of restricted stock units upon acquisition of Silevo	—	—	132	—	132	—	132
Purchase of capped call options	—	—	(65,203)	—	(65,203)		(65,203)
Stock-based compensation expense	—	—	88,936	—	88,936	—	88,936
Issuance of common stock upon exercise of stock options for cash	3,176	—	20,255	—	20,255	—	20,255
Issuance of common stock upon vesting of restricted stock units	52	—	—	—	—	—	—
Acquisition of noncontrolling interest in subsidiaries	—	—	2,000	—	2,000	—	2,000
Net loss	—	—	—	(56,034)	(56,034)	(178,124)	(234,158)
Transfers to redeemable noncontrolling interests in subsidiaries	—	—	—	—	—	(25,248)	(25,248)
Distributions to noncontrolling interests	—	—	—	—	—	(90,974)	(90,974)
Balance at December 31, 2014	96,521	$10	$1,003,992	$(258,360)	$745,642	$409,942	$1,155,584
Contributions from noncontrolling interests	—	—	—	—	—	681,994	681,994
Tax benefit of stock option exercises	—	—	63,019	—	63,019	—	63,019
Stock-based compensation expense	—	—	116,585	—	116,585	—	116,585
Issuance of common stock upon exercise of stock options for cash	951	—	11,650	—	11,650	—	11,650
Issuance of common stock to employees and board members upon vesting of restricted stock units	392	—	—	—	—	—	—
Net loss	—	—	—	(58,330)	(58,330)	(451,999)	(510,329)
Distributions to noncontrolling interests	—	—	—	—	—	(104,875)	(104,875)
Balance at December 31, 2015	97,864	10	1,195,246	(316,690)	878,566	535,062	1,413,628
Contributions from noncontrolling interests	—	—	—	—	—	847,979	847,979
Tax impact of stock option exercises	—	—	(11,650)	—	(11,650)	—	(11,650)
Stock-based compensation expense	—	—	74,775	—	74,775	—	74,775
Issuance of common stock upon exercise of stock options for cash	605	—	4,072	—	4,072	—	4,072
Issuance of common stock to employees and board members upon vesting of restricted stock units	1,150	—	—	—	—	—	—
Issuance of stock to settle accrued compensation	—	—	631	—	631	—	631
Issuance of stock on settlement of Silevo contingent consideration	1,514	—	34,170	—	34,170	—	34,170
Common stock purchased by Tesla, Inc. and retired	(101,133)	(10)	(1,297,244)	—	(1,297,254)	—	(1,297,254)
Issuance of common stock to Tesla, Inc.	100	—	1,297,254	—	1,297,254	—	1,297,254
Stock compensation expense for Tesla, Inc. stock	—	—	485	—	485	—	485
Reclassification of capped call options	—	—	3,462	—	3,462	—	3,462
Net income (loss)	—	—	—	238,774	238,774	(573,553)	(334,779)
Distributions to noncontrolling interests	—	—	—	—	—	(101,343)	(101,343)
Balance at December 31, 2016	100	$—	$1,301,201	$(77,916)	$1,223,285	$708,145	$1,931,430

See accompanying notes.

SolarCity Corporation

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2016	2015	2014
Operating activities:
Net loss	$(820,347)	$(768,822)	$(375,230)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and write-offs	308,773	166,653	97,880
Change in fair value of interest rate swaps	2,954	11,560	—
Non-cash interest and other expense	(76,023)	16,427	13,631
Stock-based compensation, net of amounts capitalized	49,988	86,369	65,562
Tax impact of stock option exercises	11,650	(63,019)	—
Loss on extinguishment of long-term debt	798	1,093	4,533
Deferred income taxes	(892)	(527)	(26,680)
Non-cash reduction in financing obligation	(50,342)	(48,132)	(48,837)
Loss on disposal of property, plant and equipment and construction in progress	1,798	3,840	1,404
Changes in operating assets and liabilities:
Restricted cash	(91,388)	(48,650)	(17,699)
Accounts receivable	(32,951)	(11,049)	945
Rebates receivable	1,206	18,476	(9,890)
Inventories	170,582	(125,337)	(97,347)
Prepaid expenses and other current assets	4,701	(24,485)	(23,155)
MyPower deferred costs	(17,067)	(202,899)	(13,571)
Other assets	(27,607)	(70,016)	(18,872)
Accounts payable	(149,686)	125,472	112,480
Payable to parent company, net	5,115	—	—
Accrued and other liabilities	132,826	131,657	(20,944)
Deferred revenue	67,135	11,505	137,941
Net cash used in operating activities	(508,777)	(789,884)	(217,849)
Investing activities:
Payments for the cost of solar energy systems, leased and to be leased	(1,611,010)	(1,665,641)	(1,162,963)
Purchase of property, plant and equipment	(62,895)	(176,540)	(22,892)
Purchases of short-term investments	—	(44,592)	(167,397)
Proceeds from sales and maturities of short-term investments	11,243	170,737	28,764
Acquisition of business, net of cash acquired	—	(9,509)	1,874
Payments for the acquisition of noncontrolling interests	(13,664)	—	—
Payments for settlements of interest rate swaps	(13,003)	—	—
Other investments	—	(1,189)	(22,200)
Net cash used in investing activities	(1,689,329)	(1,726,734)	(1,344,814)

	Year Ended December 31,
	2016	2015	2014
Financing activities:
Investment fund financings, bank and other borrowings:
Borrowings under long-term debt	1,376,177	1,093,261	369,801
Repayments of long-term debt	(866,946)	(215,933)	(336,557)
Proceeds from issuance of solar bonds	32,436	47,146	3,122
Proceeds from issuance of solar bonds issued to related parties	265,010	165,020	530
Repayments of borrowings under solar bonds	(14,827)	(1,820)	—
Repayments of borrowings under solar bonds issued to related parties	(165,110)	(330)	—
Proceeds from issuance of solar asset-backed notes	221,035	119,790	262,880
Repayments of borrowings under solar asset-backed notes	(64,090)	(15,863)	(5,932)
Payment of deferred purchase consideration	—	(3,747)	(2,206)
Proceeds from financing obligation	69,007	43,125	44,563
Repayments of financing obligation	(481)	(5,259)	(12,460)
Repayment of capital lease obligations	(10,318)	(6,036)	(2,772)
Proceeds from investments by noncontrolling interests and redeemable noncontrolling interests in subsidiaries	1,420,819	1,097,487	777,963
Distributions paid to noncontrolling interests and redeemable noncontrolling interests in subsidiaries	(148,862)	(109,511)	(117,125)
Proceeds from U.S. Treasury grants	—	—	342
Net cash provided by financing activities before equity and convertible senior notes issuances	2,113,850	2,207,330	982,149
Equity issuances and convertible senior notes issuances:
Proceeds from issuance of convertible senior notes	—	99,805	552,765
Proceeds from issuance of convertible senior notes issued to related parties	—	12,975	—
Purchase of capped call options	—	—	(65,203)
Proceeds from exercise of stock options	4,072	11,650	20,255
Tax impact of stock option exercises	(11,650)	63,019	—
Net cash provided by equity issuances and convertible senior notes issuances	(7,578)	187,449	507,817
Net cash provided by financing activities	2,106,272	2,394,779	1,489,966
Net decrease in cash and cash equivalents	(91,834)	(121,839)	(72,697)
Cash and cash equivalents, beginning of period	382,544	504,383	577,080
Cash and cash equivalents, end of period	$290,710	$382,544	$504,383
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$107,157	$53,971	$22,702
Cash paid during the period for taxes, net of refunds	$11,221	$2,846	$1,881

See accompanying notes.

SolarCity Corporation

Notes to Consolidated Financial Statements

1. Organization

SolarCity Corporation, or the Company, was incorporated as a Delaware corporation on June 21, 2006. The Company is primarily engaged in the design, manufacture, installation and sale or lease of solar energy systems, or sale of electricity generated by solar energy systems. The Company’s headquarters are located in San Mateo, California.

On November 21, 2016, the Company was acquired by and now operates as a wholly owned subsidiary of Tesla, Inc., or Tesla. Pursuant to the terms of the merger agreement, each share of the Company’s common stock then outstanding was converted into 0.11 shares of Tesla’s common stock, or the Exchange Ratio. The Company’s outstanding option and restricted stock unit awards were also converted into corresponding equity awards of Tesla’s common stock based on the Exchange Ratio, with the awards retaining the same vesting and other terms and conditions as in effect immediately prior to the merger.

2. Summary of Significant Accounting Policies and Procedures

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles, or GAAP, and reflect the accounts and operations of the Company and those of its subsidiaries in which the Company has a controlling financial interest. In accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 810, Consolidation, the Company consolidates any variable interest entity, or VIE, of which it is the primary beneficiary. The Company forms VIEs with its financing fund investors in the ordinary course of business in order to facilitate the funding and monetization of certain attributes associated with its solar energy systems. The typical condition for a controlling financial interest ownership is holding a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities, such as VIEs, through arrangements that do not involve controlling voting interests. ASC 810 requires a variable interest holder to consolidate a VIE if that party has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company does not consolidate a VIE in which it has a majority ownership interest when the Company is not considered the primary beneficiary. The Company has determined that it is the primary beneficiary of a number of VIEs (see Note 13, VIE Arrangements). The Company evaluates its relationships with all the VIEs on an ongoing basis to ensure that it continues to be the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation. In addition, the consolidated financial statements reflect the Company’s historical amounts and balances and do not reflect pushdown accounting from the acquisition by Tesla.

Reclassifications

Certain prior period balances have been reclassified to conform to the current period presentation. In particular, the consolidated statements of operations have been expanded to separately present net interest expense between (i) interest expense on recourse debt excluding the amortization of any debt discounts or fees, (ii) interest expense on non-recourse debt excluding the amortization of any debt discounts or fees and (iii) all other net interest expense including the amortization of all debt discounts and fees.

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Management regularly makes significant estimates and assumptions regarding the selling price of undelivered elements for revenue recognition purposes, the collectability of accounts and rebates receivable, the valuation of inventories, the labor costs for long-term contracts used as a basis for determining the percentage of completion for such contracts, the fair values and residual values of solar energy systems subject to leases, the accounting for business combinations, the fair values and useful lives of acquired tangible and intangible assets, the fair value of contingent consideration payable under business combinations, the useful lives of solar energy systems, property, plant and equipment, the determination of accrued warranty, the determination of accrued liability for solar energy system performance guarantees, the determination of lease pass-through financing obligations, the discount rates used to determine the fair values of investment tax credits, the valuation of stock-based compensation, the determination of valuation allowances associated with deferred tax assets, asset impairment, the valuation of build-to-suit lease assets, the fair value of interest rate swaps, the fair value of capped call options, the fair value of convertible senior note conversion features and other items. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from those estimates.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The Company maintains cash and cash equivalents, which consist principally of demand deposits with high credit-quality financial institutions. The Company has exposure to credit risk to the extent cash and cash equivalent balances, including any restricted cash balances on deposit, exceed amounts covered by federal deposit insurance. The Company believes that its credit risk is not significant.

Restricted Cash

Restricted cash includes cash received from certain fund investors that had not been released for use by the Company, cash held to service certain payments under various secured debt facilities, including management fee, principal and interest payments, and balances collateralizing outstanding letters of credit, outstanding credit card borrowing facilities and obligations under certain operating leases.

Accounts Receivable

Accounts receivable primarily represent trade receivables from billings and sales to residential and commercial customers recorded at net realizable value. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible accounts receivable. The Company reviews its accounts receivable by aging category to identify significant customer balances with known disputes or collection issues. In determining the allowance, the Company makes judgments about the creditworthiness of a majority of its customers based on ongoing credit evaluations. The Company also considers its historical level of credit losses and current economic trends that might impact the level of future credit losses. The Company writes off accounts receivable when they are deemed uncollectible.

Customer Notes Receivable

In the fourth quarter of 2014, the Company launched MyPower, a program that offered residential customers the option to finance the purchase of solar energy systems through a 30-year loan provided by a wholly owned subsidiary of the Company. The Company ceased offering MyPower in the third quarter of 2016. During the periods in which MyPower was offered, in order to qualify for a loan, a customer had to pass the Company’s credit evaluation process, and the loans are secured by the solar energy systems financed. The outstanding loan balances that remain from when MyPower was offered, net of any allowance for potentially uncollectible amounts, are presented on the consolidated balance sheets as a component of prepaid expenses and other current assets for the current portion and as customer notes receivable, net of current portion, for the long-term portion. In determining the allowance and credit quality for customer loans under MyPower, the Company identifies significant customers with known disputes or collection issues and also considers its historical level of credit losses and current economic trends that might impact the level of future credit losses. Customer notes receivable that are individually impaired are charged-off as a write-off of allowance for losses. As of December 31, 2016 and 2015, there were no significant customers with known disputes or collection issues, and the amount of potentially uncollectible amounts was insignificant. Accordingly, the Company did not establish an allowance for losses against customer notes receivable. In addition, there were no material non-accrual or past due customer notes receivable as of December 31, 2016 and 2015.

Rebates Receivable

Rebates receivable represent rebates due from utility companies and government agencies. These receivables include rebates that have been assigned to the Company by its cash customers on state-approved solar energy system installations sold to the customers and also uncollected incentives from state and local government agencies for solar energy system installations that have been leased to customers or are used to generate and sell electricity to customers under power purchase agreements. For the rebates assigned to the Company by its customers, the Company assumes the responsibility for the application and collection of the rebate. The processing cycle for these rebates and incentives involves a multi-step process in which the Company accumulates and submits information required by the utility company or state agency necessary for the collection of the rebate. The entire process typically can take up to several months to complete. The Company recognizes rebates receivable upon the solar energy system passing inspection by the utility or authority having jurisdiction after completion of system installation. The Company maintains an allowance to reserve for potentially uncollectible rebates. In determining the allowance, the Company makes judgments based on the length of period that a rebate amount has been outstanding and reasons for the delays in collecting the rebate.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Derivatives

In the second quarter of 2015, the Company began entering into fixed-for-floating interest rate swap agreements to swap variable interest payments on certain debt for fixed interest payments, as required by its lenders. The Company has not designated any interest rate swaps as hedging instruments. Accordingly, all interest rate swaps are recognized at fair value on the consolidated balance sheets within other assets or other liabilities and deferred credits, with any changes in fair value recognized as other income or expense in the consolidated statements of operations and with any cash flows recognized as investing activities in the consolidated statements of cash flows.

Upon the acquisition by Tesla, the Company now accounts for its convertible senior notes’ conversion features and capped call options as derivatives (see Note 12, Indebtedness). The Company has not designated these derivatives as hedging instruments. Accordingly, these derivatives are recognized at fair value on the consolidated balance sheets within other assets or other liabilities and deferred credits, with any changes in fair value recognized as other income or expense in the consolidated statements of operations and with any cash flows recognized as financing activities in the consolidated statements of cash flows.

As of and for the year ended December 31, 2016, the Company had derivatives outstanding as follows (in thousands):

	Aggregate	Gross	Gross
	Notional	Asset at	Liability at	Gross	Gross
	Amount	Fair Value	Fair Value	Gains	Losses
Interest rate swaps	$789,620	$10,619	$12,109	$49,266	$52,216
Convertible senior note conversion features	$909,000	$—	$19,400	$—	$5,100
Capped call options	745,377 shares	$5,252	$—	$1,789	$—

As of and for the year ended December 31, 2015, the Company had derivatives outstanding as follows (in thousands):

	Aggregate	Gross	Gross
	Notional	Asset at	Liability at	Gross	Gross
	Amount	Fair Value	Fair Value	Gains	Losses
Interest rate swaps	$640,628	$—	$11,544	$—	$11,544

Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, accounts receivable, customer notes receivable, rebates receivable and interest rate swaps. The associated risk of concentration for cash and cash equivalents is mitigated by banking with creditworthy institutions. At certain times, amounts on deposit exceed federal deposit insurance limits. The associated risk of concentration for short-term investments is mitigated by holding a diversified portfolio of highly rated short-term investments. The associated risk of concentration for accounts receivable and customer notes receivable is mitigated by placing liens on the related solar energy systems and performing periodic and ongoing credit evaluations of the Company’s customers. Rebates receivable are due from various states and local governments as well as various utility companies. The associated risk of concentration for interest rate swaps is mitigated by transacting with several highly rated multinational banks. The Company maintains reserves for any amounts that it considers to be uncollectable.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

ASC 820 requires that the valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes inputs that may be used to measure fair value as follows:

•	Level 1—Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.
•

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The assets and liabilities carried at fair value on a recurring basis included cash equivalents, short-term investments, capped call options, interest rate swaps, convertible senior note conversion features and contingent consideration. As of December 31, 2016, their fair values were as follows (in thousands):

	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$3,438	$—	$—
Other assets:
Capped call options	$—	$5,252	$—
Liabilities:
Interest rate swaps	$—	$1,490	$—
Convertible senior note conversion features	$—	$19,400	$—

As of December 31, 2015, their fair values were as follows (in thousands):

	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$69,080	$—	$—
Short-term investments:
Corporate debt securities	$—	$9,311	$—
Asset-backed securities	$—	$2,000	$—
Liabilities:
Interest rate swaps	$—	$11,544	$—
Contingent consideration	$—	$—	$123,008

The Company classified its money market funds within Level 1 because their fair values are based on their quoted market prices. The Company classified its corporate debt securities, asset-backed securities, capped call options, interest rate swaps and convertible senior note conversion features within Level 2 because their fair values are determined using alternative pricing sources or models that utilized market observable inputs, including interest rates, share prices and volatilities and default rates. The Company classified its contingent consideration within Level 3 because its fair value is determined using unobservable probability estimates and unobservable estimated discount rates applicable to the acquisition. During the years ended December 31, 2016, 2015 and 2014, there were no transfers between the levels of the fair value hierarchy.

The contingent consideration is dependent on the achievement of the specified production milestones by the acquired business, Silevo. The Company determined the fair value of the contingent consideration using a probability-weighted expected return methodology that considers the timing and probabilities of achieving these milestones and uses discount rates that reflect the appropriate cost of capital. The Company reassesses the valuation assumptions each reporting period, with any changes in the fair value accounted for in the consolidated statements of operations. The fair value of the contingent consideration is directly proportional to the estimated probabilities of achieving these milestones.

As of March 31, 2016, the Company determined that the first milestone was achieved and adjusted the accrued contingent consideration balance associated with the first milestone to the full amount payable of $48.3 million. On May 5, 2016, the Company issued 1.6 million shares of its common stock, valued at $34.2 million based on its stock price on the issuance date, to settle the liability. Accordingly, the Company recognized a gain of $14.1 million upon the settlement of the liability associated with the first milestone, which is included as an offset to general and administrative expense.

As of December 31, 2016, the Company determined that the two remaining milestones will not be achieved by Silevo. As a result, the Company changed the estimated probabilities and adjusted the accrued contingent consideration balance to $0, for the two remaining milestones. Accordingly, the Company recognized a gain of $84.0 million, which is included as an offset to general and administrative expense.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

As of December 31, 2015, the estimated probabilities ranged from 90% to 95%, the estimated discount rates ranged from 5% to 7%, $42.9 million was included under accrued and other current liabilities on the consolidated balance sheets and $80.1 million was included under other liabilities and deferred credits on the consolidated balance sheets.

The following table summarizes the activity of the Level 3 contingent consideration balance in the years ended December 31, 2016, 2015 and 2014 (in thousands):

Balance at January 1, 2015	$117,197
Change in fair value	5,811
Balance at December 31, 2015	123,008
Settlement of liability	(34,170)
Change in fair value	(88,838)
Balance at December 31, 2016	$—

The Company’s financial instruments that are not carried at fair value include accounts receivable, customer notes receivable, rebates receivable, accounts payable, customer deposits, distributions payable to noncontrolling interests and redeemable noncontrolling interests, the participation interest, solar asset-backed notes, solar loan-backed notes, convertible senior notes, Solar Bonds and long-term debt. The carrying values of these financial instruments other than customer notes receivable, the participation interest, solar asset-backed notes, solar loan-backed notes, convertible senior notes, Solar Bonds and long-term debt approximated their fair values due to the fact that they were short-term in nature as of December 31, 2016 and 2015 and 2014.

The Company estimates the fair value of convertible senior notes based on their last actively traded prices (Level 1) or market-observable inputs (Level 2). The Company estimates the fair value of customer notes receivable, the participation interest, solar asset-backed notes, solar loan-backed notes, Solar Bonds and long-term debt based on rates currently offered for instruments with similar maturities and terms (Level 3). The following table presents their estimated fair values and their carrying values (in thousands):

	December 31, 2016		December 31, 2015
	Carrying Value	Fair Value	Carrying Value	Fair Value
Participation interest	$16,713	$15,025	$15,919	$14,525
Solar asset-backed notes	$438,002	$428,551	$409,531	$432,797
Solar loan-backed notes	$130,831	$132,129	$—	$—
Convertible senior notes	$884,863	$773,100	$894,560	$842,752
MyPower customer notes receivable	$523,944	$513,002	$493,510	$493,510
Long-term debt	$1,710,014	$1,728,670	$1,186,643	$1,186,643
Solar bonds	$331,861	$330,530	$214,087	$214,087

Goodwill

Goodwill represents the difference between the purchase price and the aggregate fair value of the identifiable assets acquired and the liabilities assumed in a business combination. The Company assesses goodwill impairment annually in the fourth quarter and whenever events or changes in circumstances indicate that the carrying value of goodwill may exceed its fair value at the consolidated-level, which is the sole reporting unit. When assessing goodwill for impairment, the Company considers its market value adjusted for a control premium and, if necessary, the Company’s discounted cash flow model, which involves significant assumptions and estimates, including the Company’s future financial performance, weighted-average cost of capital and interpretation of currently enacted tax laws. Circumstances that could indicate impairment and require the Company to perform an impairment test include a significant decline in the Company’s financial results, a significant decline in the Company’s market value relative to its net book value, an unanticipated change in competition or the Company’s market share and a significant change in the Company’s strategic plans.

Inventories

Inventories include raw materials that include silicon wafers, process gasses, chemicals and other consumables used in solar cell production, solar cells, photovoltaic panels, inverters, mounting hardware and miscellaneous electrical components. Inventories also include work in process that includes raw materials partially installed and direct and indirect capitalized installation costs. Raw materials and work in process are stated at the lower of cost or market (on a first-in-first-out basis). Work in process primarily relates to solar energy systems that will be sold to customers, which are under construction and have yet to pass inspection.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

The Company also evaluates its inventory reserves on a quarterly basis and writes down the value of inventories for estimated excess and obsolete inventories based upon assumptions about future demand and market conditions.

Solar Energy Systems, Leased and To Be Leased

The Company is the operating lessor of the solar energy systems under leases that qualify as operating leases. The Company accounts for the leases in accordance with ASC 840, Leases. To determine lease classification, the Company evaluates lease terms to determine whether there is a transfer of ownership or bargain purchase option at the end of the lease, whether the lease term is greater than 75% of the useful life, or whether the present value of minimum lease payments exceed 90% of the fair value at lease inception. The Company utilizes periodic appraisals to estimate useful life and fair values at lease inception, and residual values at lease termination. Solar energy systems are stated at cost, less accumulated depreciation.

As of July 1, 2016, Management increased its estimate of the useful lives of new solar energy systems from 30 years to 35 years. This change-in-estimate was the result of new engineering studies of recently deployed solar energy systems across the industry. The Company applied this change-in-estimate on a prospective basis to solar energy systems placed in service on or after July 1, 2016.

Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the respective assets as follows.

Useful Lives
Solar energy systems leased to customers	30 to 35 years
Initial direct costs related to customer solar energy system lease acquisition costs	Lease term (10 to 20 years)

Solar energy systems held for lease to customers are installed systems pending interconnection with the respective utility companies and will be depreciated as solar energy systems leased to customers when the respective systems have been interconnected and placed in service. Solar energy systems under construction represents systems that are under installation, which will be depreciated as solar energy systems leased to customers when the respective systems are completed, interconnected and subsequently leased to customers. Initial direct costs related to customer solar energy system lease acquisition costs are capitalized and amortized over the term of the related customer lease agreements.

Presentation of Cash Flows Associated with Solar Energy Systems

The Company classifies cash flows associated with solar energy systems in accordance with ASC 230, Statement of Cash Flows. The Company determines the appropriate classification of cash payments related to solar energy systems depending on the activity that is likely to be the predominant source of cash flows for the item being paid for. Accordingly, the Company presents payments made in a period for costs incurred to install solar energy systems that will be leased to customers, including the payments for cost of the inventory that is utilized in such systems, as investing activities in the consolidated statement of cash flows. Payments made for inventory that will be utilized for solar energy systems that will be sold to customers are presented as cash flows from operations in the consolidated statement of cash flows.

Property, Plant and Equipment

Property, plant and equipment, including leasehold improvements, are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the respective assets as follows.

Useful Lives
Furniture and fixtures	3-7 years
Vehicles	5 years
Computer hardware and software	3-10 years
Manufacturing & lab equipment	2 to 3 years
Buildings	20 years
Land use rights	50 years

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Leasehold improvements are amortized over the shorter of the lease term or their estimated useful lives, currently seven years. Repairs and maintenance costs are expensed as incurred. Upon disposition, the cost and related accumulated depreciation of the assets are removed from property, plant and equipment and the resulting gain or loss is reflected in the consolidated statements of operations.

Long-Lived Assets

The Company’s long-lived assets include property, plant and equipment, solar energy systems, leased and to be leased, and intangible assets acquired through business combinations. Furthermore, the Company is deemed to be the owner, for accounting purposes, during the construction phase of certain long-lived assets under build-to-suit lease arrangements because of its involvement with the construction, its exposure to any potential cost overruns and its other commitments under the arrangements. In these cases, the Company recognizes a build-to-suit lease asset under construction and a corresponding build-to-suit lease liability on the consolidated balance sheets.

In accordance with ASC 360, Property, Plant, and Equipment, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset, or group of assets, as appropriate, may not be recoverable. If the aggregate undiscounted future net cash flows expected to result from the use and the eventual disposition of a long-lived asset is less than its carrying value, then the Company would recognize an impairment loss based on the discounted future net cash flows.

Capitalization of Software Costs

For costs incurred in development of internal use software, the Company capitalizes costs incurred during the application development stage. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life of five to 10 years. The Company evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Warranties

The Company provides a warranty on the installation and components of the solar energy systems it sells, including solar energy systems sold under Solar Loans and previously under MyPower, for periods typically between 10 to 30 years. The manufacturer’s warranty on the solar energy systems’ components, which is typically passed-through to customers, ranges from one to 30 years. However, for the solar energy systems under lease contracts or power purchase agreements, the Company does not accrue a warranty liability because those systems are owned by consolidated subsidiaries of the Company. Instead, any repair costs on those solar energy systems are expensed when they are incurred as a component of operating leases and solar energy systems incentives cost of revenue. The changes in the accrued warranty balance, recorded as a component of accrued and other current liabilities on the consolidated balance sheets, consisted of the following (in thousands):

	As of and for the
	Year Ended
	December 31,
	2016	2015
Balance - beginning of the period	$22,993	$8,607
Increase in liability (including $3,807 and $16,983 as of December 31, 2016 and December 31, 2015 related to MyPower contracts)	8,425	18,929
Change in estimate	1,587	(4,282)
Less warranty claims	(314)	(261)
Balance - end of the period	$32,691	$22,993

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Solar Energy Systems Performance Guarantees

The Company guarantees certain specified minimum solar energy production output for certain systems leased or sold to customers generally for a term of up to 30 years. The Company monitors the solar energy systems to ensure that these outputs are being achieved. The Company evaluates if any amounts are due to its customers and makes any payments periodically as specified in the customer contracts. As of December 31, 2016 and 2015, the Company had recorded liabilities of $6.6 million and $3.1 million, respectively, under accrued and other current liabilities in the consolidated balance sheets, relating to these guarantees based on the Company’s assessment of its current exposure.

Deferred U.S. Treasury Grants Income

The Company is eligible for U.S. Treasury grants received or receivable on eligible property as defined under Section 1603 of the American Recovery and Reinvestment Act of 2009, as amended by the Tax Relief Unemployment Insurance Reauthorization and Job Creation Act of December 2010, which includes solar energy system installations, upon approval by the U.S. Treasury Department. However, to be eligible for U.S. Treasury grants, a solar energy system must have commenced construction in 2011 either physically or through the incurrence of sufficient project costs. For solar energy systems under lease pass-through fund arrangements, as described in Note 14, Lease Pass-Through Financing Obligation, the Company reduces the financing obligation and records deferred income for the U.S. Treasury grants which are paid directly to the investors upon receipt of the grants by the investors. The benefit of the U.S. Treasury grants is recorded as deferred income and is amortized on a straight-line basis over the estimated useful lives of the related solar energy systems of 30 years. The amortization of the deferred income is recorded as a reduction to depreciation expense, which is a component of the cost of revenue of operating leases and solar energy systems incentives in the consolidated statements of operations. A catch-up adjustment is recorded in the period in which the grant is approved by the U.S. Treasury Department or received by lease pass-through investors to recognize the portion of the grant that matches proportionally the amortization for the period between the date of placement in service of the solar energy systems and approval by the U.S. Treasury Department or receipt by lease pass-through investors of the associated grant. The changes in deferred U.S. Treasury grants income were as follows (in thousands):

Balance at January 1, 2014	$427,809
U.S. Treasury grants received and receivable	342
Amortized as a credit to depreciation expense	(15,335)
Balance at December 31, 2014	412,816
U.S. Treasury grants received and receivable	144
Amortized as a credit to depreciation expense	(15,341)
Balance at December 31, 2015	397,619
True-up of U.S Treasury grants previously received and receivable	(29,554)
Amortized as a credit to depreciation expense	(10,453)
Balance at December 31, 2016	$357,612

Of the balance outstanding as of December 31, 2016 and 2015, $343.3 million and $382.3 million, respectively, are classified as non-current deferred U.S. Treasury grants income in the consolidated balance sheets.

Deferred Investment Tax Credits Revenue

The Company’s solar energy systems are eligible for investment tax credits, or ITCs, that accrue to eligible property under the Internal Revenue Code of 1986, as amended, or IRC. Under Section 50(d)(5) of the IRC and the related regulations, a lessor of qualifying property may elect to treat the lessee as the owner of such property for the purposes of claiming government ITCs associated with such property. These regulations enable the ITCs to be separated from the ownership of the property and allow the transfer of these ITCs. Under the lease pass-through fund arrangements, the Company can make a tax election to pass through the ITCs to the fund investor, who is the legal lessee of the property. The Company is therefore able to monetize the ITCs to investors who can utilize them in return for cash payments. The Company considers the monetization of ITCs to constitute one of the key elements of realizing the value associated with solar energy systems. The Company therefore views the proceeds from the monetization of ITCs to be a component of revenue generated from the solar energy systems.

For the lease pass-through fund arrangements, the Company allocates a portion of the aggregate payments received from the investor to the estimated fair value of the assigned ITCs and the balance to the future customer lease payments that are also assigned

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

to the investors. The estimated fair value of the ITCs are determined by discounting the estimated cash flow impact of the ITCs using an appropriate discount rate that reflects a market interest rate.

The Company recognizes the revenue associated with the monetization of ITCs in accordance with ASC 605-10-S99, Revenue Recognition-Overall-SEC Materials. The revenue associated with the monetization of the ITCs is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured. The ITCs are subject to recapture under the IRC if the underlying solar energy system either ceases to be a qualifying property or undergoes a change in ownership within five years of its placed in service date. The recapture amount decreases on the anniversary of the placed in service date. As the Company has an obligation to ensure the solar energy system is in service and operational for a term of five years to avoid any recapture of the ITCs, the Company recognizes revenue as the recapture provisions lapse assuming the other aforementioned revenue recognition criteria have been met. The monetized ITCs are initially recorded as deferred revenue on the consolidated balance sheet, and subsequently, one-fifth of the monetized ITCs is recognized as revenue from operating leases and solar energy systems incentives in the consolidated statement of operations on each anniversary of the solar energy system’s placed in service date over the next five years.

The Company guarantees its financing fund investors that in the event of a subsequent recapture of the ITCs by the taxing authority due to the Company’s non-compliance with the applicable ITC guidelines, the Company will compensate the investor for any recaptured credits. The Company has concluded that the likelihood of a recapture event is remote and consequently has not recorded any liability in the consolidated financial statements for any potential recapture exposure.

Current deferred investment tax credits revenue, which is included as a part of current portion of deferred revenue in the consolidated balance sheets, as of December 31, 2016 and 2015 was $66.7 million and $51.8 million, respectively. Non-current deferred investment tax credits revenue, which is included as a part of deferred revenue, net of current portion, in the consolidated balance sheets, as of December 31, 2016 and 2015 was $138.3 million and $130.8 million, respectively. For the years ended December 31, 2016, 2015 and 2014, the Company recognized $51.8 million, $47.9 million and $28.2 million, respectively, of revenue related to the monetization of ITCs, which is included in operating leases and solar energy systems incentives revenue in the consolidated statements of operations.

Deferred Revenue

The Company records as deferred revenue any amounts that are collected from customers, including lease prepayments, in excess of revenue recognized. Deferred revenue also includes the portion of rebates and incentives received from utility companies and various local and state government agencies, which are recognized as revenue over the lease term, as well as the remote monitoring fee (discussed below), which is recognized as revenue ratably over the respective customer contract term. As of December 31, 2016 and 2015, deferred revenue related to customer payments, which is included in the deferred revenue balances on the consolidated balance sheets, amounted to $316.6 million and $289.3 million, respectively. As of December 31, 2016 and 2015, deferred revenue from rebates and incentives, which is included in the deferred revenue balances on the consolidated balance sheets, amounted to $203.5 million and $186.1 million, respectively. In addition, under MyPower customer contracts (discussed below), all initial revenue associated with financed sales of solar energy systems are also recorded as a component of the deferred revenue balances on the consolidated balance sheets. As of December 31, 2016 and 2015, current deferred revenue from MyPower contracts, which is included in current portion of deferred revenue in the consolidated balance sheets, amounted to $6.0 million and $4.6 million, respectively. As of December 31, 2016 and 2015, non-current deferred revenue from MyPower contracts, which is included in deferred revenue, net of current portion, in the consolidated balance sheets, amounted to $473.8 million and $448.2 million, respectively. As of December 31, 2016 and 2015, current portion of deferred revenue included $6.3 million and $2.8 million, respectively, related to accrued interest on MyPower customer notes receivable.

Revenue Recognition

The Company’s customers purchase solar energy systems from the Company under fixed-price contracts or lease Company-owned solar energy systems that also include remote monitoring services. A residential customer that purchases a solar energy system has the option to pay the full purchase price for the system at the time of purchase. Beginning in the second quarter of 2016, qualified customers can finance the purchase through up to a 20-year loan directly from third-party lenders under the Solar Loan program (under which the Company is not a party to the loan agreement between the customer and the third-party lender, and the third-party lender has no recourse against the Company with respect to the loan). Prior to the third quarter of 2016, customers could finance the purchase through a 30-year loan from a wholly owned subsidiary of the Company under the MyPower program, which is no longer being offered. The Company also earns incentives that have been assigned to the Company by its customers, where available from utility companies and state and local governments.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Operating Leases and Power Purchase Agreements

The Company is the lessor under lease agreements for solar energy systems, which are accounted for as operating leases in accordance with ASC 840. The Company records operating lease revenue from minimum lease payments, including upfront rebates and incentives earned from such systems, on a straight-line basis over the life of the lease term, assuming all other revenue recognition criteria are met. For incentives that are earned based on the amount of electricity generated by the system, the Company records revenue as the amounts are earned. The difference between the payments received and the revenue recognized is recorded as deferred revenue on the consolidated balance sheet.

For solar energy systems where customers purchase electricity from the Company under power purchase agreements, the Company has determined that these agreements should be accounted for, in substance, as operating leases pursuant to ASC 840. Revenue is recognized based on the amount of electricity delivered at rates specified under the contracts, assuming all other revenue recognition criteria are met.

The portion of rebates and incentives recognized within operating leases and solar energy systems incentives revenue for the years ended December 31, 2016, 2015 and 2014 was $37.1 million, $34.3 million and $33.4 million, respectively.

Solar Energy Systems and Components Sales

For solar energy systems and components sales wherein customers pay the full purchase price, either directly or through the Solar Loan program, upon the delivery of the system, the Company recognizes revenue, net of any applicable governmental sales taxes, in accordance with ASC 605-25, Revenue Recognition—Multiple-Element Arrangements, and ASC 605-10-S99, Revenue Recognition—Overall—SEC Materials. Revenue is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured. Components are comprised of photovoltaic panels and solar energy system mounting hardware. In instances where there are multiple deliverables in a single arrangement, the Company allocates the arrangement consideration to the various elements in the arrangement based on the relative selling price method. The Company recognizes revenue when it installs a solar energy system and the solar energy system passes inspection by the utility or the authority having jurisdiction, provided all other revenue recognition criteria have been met. Costs incurred on residential installations before the solar energy systems are completed are included in inventories as work in progress in the consolidated balance sheets. However, any fees that are paid or payable by the Company to a Solar Loan lender would be recognized as an offset against solar energy systems and components sales revenue, in accordance with ASC 605-50, Customer Payments and Incentives.

The Company recognizes revenue for solar energy systems constructed for certain commercial customers according to ASC 605-35, Revenue Recognition—Construction-Type and Production Type Contracts. Revenue is recognized on a percentage-of-completion basis, based on the ratio of labor costs incurred to date to total projected labor costs. Provisions are made for the full amount of any anticipated losses on a contract-by-contract basis. The Company recognized $7.5 million, $8.0 million and $2.1 million of total losses for these types of contracts for the years ended December 31, 2016, 2015 and 2014, respectively. Costs in excess of billings are recorded where costs recognized are in excess of amounts billed to customers of purchased commercial solar energy systems. Costs in excess of billings as of December 31, 2016 and 2015 were $0.5 million and $0.2 million, respectively, and are included in prepaid expenses and other current assets in the consolidated balance sheets. Billings in excess of costs as of December 31, 2016 and 2015 were $0.1 million and $0.5 million, respectively, and are included in deferred revenue in the consolidated balance sheets.

For solar energy systems previously sold under a MyPower contract, the Company has determined that the arrangement consideration is not currently fixed or determinable. In making this determination, the Company considered that (i) the MyPower arrangement is unique and the Company does not have company-specific or market history for similar financing arrangements with similar asset classes over an extended term; (ii) customer preferences and satisfaction during the life of these long-term contracts, including as a result of technological advances in solar energy systems over time, may change, and the Company may be incented to offer future inducements or concessions to ensure customers remain satisfied during the life of these long-term contracts; and (iii) possible future decreases in the retail prices of electricity from utilities or from other renewable energy sources that may make the purchase of the solar energy systems less economically attractive and may cause the Company to amend the terms of its contracts to ensure continued performance and to remain competitive. Accordingly, the Company initially defers the revenue associated with the sale of a solar energy system under a MyPower contract when it delivers the system that has passed inspection by the utility or the authority having jurisdiction. In instances where there are multiple deliverables in a single MyPower contract, the Company allocates the arrangement consideration to the various elements in the contract based on the relative selling price method. The Company subsequently recognizes revenue for the system over the term of the contract as cash payments are received for the loan’s outstanding principal and interest. The deferred revenue is included in the consolidated balance sheets under current portion of deferred revenue

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

for the portion expected to be recognized as revenue in the next 12 months, and the non-current portion is included under deferred revenue, net of current portion. The Company records a note receivable when the customer secures the loan from a subsidiary of the Company to finance the purchase of the solar energy system.

MyPower deferred revenue activity was as follows (in thousands):

	As of and for the
	Year Ended
	December 31,
	2016	2015
Balance - beginning of the period	$452,797	$33,651
MyPower systems delivered under executed contracts	104,761	442,567
MyPower revenue recognized within solar energy systems and components sales revenue	(77,680)	(23,421)
Balance - end of the period	$479,878	$452,797

As of December 31, 2016 and 2015, $6.0 million and $4.6 million, respectively, are included in the consolidated balance sheets under current portion of deferred revenue. The balances in the table above do not include amounts allocated to remote monitoring services, other deliverables or sales taxes.

Remote Monitoring Services

The Company provides solar energy system remote monitoring services, which are generally bundled with both sales and leases of solar energy systems. The Company allocates revenue between remote monitoring services and the other elements in a bundled sale of a solar energy system using the relative selling price method. The selling prices used in the allocation are determined by reference to the prices charged by third-parties for similar services and products on a standalone basis. For remote monitoring services bundled with a sale of a solar energy system, the Company recognizes the revenue allocated to remote monitoring services over the term specified in the associated contract or over the warranty period of the solar energy system if the contract does not specify the term. To date, remote monitoring services revenue has not been material and is included in the consolidated statements of operations under both operating leases and solar energy systems incentives revenue, when remote monitoring services are bundled with leases of solar energy systems, and solar energy system sales revenue.

Sale-Leaseback

The Company is party to master lease agreements that provide for the sale of solar energy systems to third-parties and the simultaneous leaseback of the systems, which the Company then subleases to customers. In sale-leaseback arrangements, the Company first determines whether the solar energy system under the sale-leaseback arrangement is “integral equipment.” A solar energy system is determined to be integral equipment when the cost to remove the system from its existing location, including the shipping and reinstallation costs of the solar energy system at the new site, including any diminution in fair value, exceeds ten-percent of the fair value of the solar energy system at the time of its original installation. When the leaseback arrangements expire, the Company has the option to purchase the solar energy system, and in most cases, the lessor has the option to sell the system back to the Company, though in some instances the lessor can only sell the system back to the Company prior to expiration of the arrangement.

For solar energy systems that the Company has determined to be integral equipment, the Company has concluded that these rights create a continuing involvement. Therefore, the Company uses the financing method to account for the sale-leaseback of such solar energy systems. Under the financing method, the Company does not recognize as revenue any of the sale proceeds received from the lessor that contractually constitutes a payment to acquire the solar energy system. Instead, the Company treats any such sale proceeds received as financing capital to install and deliver the solar energy system and accordingly records the proceeds as a sale-leaseback financing obligation in the consolidated balance sheets. The Company allocates the leaseback payments made to the lessor between interest expense and a reduction to the sale-leaseback financing obligation. Interest on the financing obligation is calculated using the Company’s incremental borrowing rate at the inception of the arrangement on the outstanding financing obligation. The Company determines its incremental borrowing rate by reference to the interest rates that it would obtain in the financial markets to borrow amounts equal to the sale-leaseback financing obligation over a term similar to the master lease term.

For solar energy systems that the Company has determined not to be integral equipment, the Company determines if the leaseback is classified as a capital lease or an operating lease. For leasebacks classified as capital leases, the Company initially records a capital lease asset and capital lease obligation in the consolidated balance sheet equal to the lower of the present value of the future

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

minimum leaseback payments or the fair value of the solar energy system. For capital leasebacks, the Company does not recognize any revenue but defers the gross profit comprising of the net of the revenue and the associated cost of sale. For leasebacks classified as operating leases, the Company recognizes a portion of the revenue and the associated cost of sale and defers the portion of revenue and cost of sale that represents the gross profit that is equal to the present value of the future minimum lease payments over the master leaseback term. For both capital and operating leasebacks, the Company records the deferred gross profit in the consolidated balance sheet as deferred income and amortizes the deferred income over the leaseback term as a reduction to the leaseback rental expense included in operating leases and solar energy systems incentives cost of revenue in the consolidated statements of operations.

Solar Renewable Energy Credits

The Company accounts for solar renewable energy credits, or SRECs, when they are purchased by the Company or sold to third-parties. For SRECs generated by solar energy systems owned by the Company and minted by government agencies, the Company does not recognize any specifically identifiable costs for those SRECs as there are no specific incremental costs incurred to generate the SRECs. For any SRECs purchased by the Company, the Company would carry these SRECs at their cost, subject to impairment testing. The Company recognizes revenue from the sale of an SREC when the SREC is transferred to the buyer, and the cost of the SREC, if any, is then recorded within operating leases and solar energy systems incentives cost of revenue.

Cost of Revenue

Operating leases and solar energy systems incentives cost of revenue is primarily comprised of depreciation of the cost of leased solar energy systems reduced by amortization of U.S. Treasury grants income, maintenance costs associated with those systems and amortization of initial direct lease costs associated with those systems. Initial direct lease costs are customer solar energy system lease acquisition costs (the incremental cost of contract administration, referral fees and sales commissions), are capitalized as an element of solar energy systems, leased and to be leased – net, and are amortized over the term of the related lease or power purchase agreement, which generally ranges from 10 to 25 years. Refer to Note 7, Solar Energy Systems, Leased and To Be Leased – Net, for a summary of initial direct lease costs related to customer solar energy system lease acquisition costs.

Solar energy systems and components sales cost of revenue includes direct and indirect material and labor costs, warehouse rent, freight, warranty expense, depreciation on vehicles and other overhead costs. In addition, for solar energy systems and components sales accounted for under the percentage-of-completion method, cost of revenue includes the full amount of any anticipated future losses on a contract-by-contract basis.

Furthermore, the costs associated with solar energy systems previously sold under MyPower contracts, including the costs of acquisition of system components, personnel costs associated with system installations and costs to originate the contracts such as sales commissions, referral fees and some incremental contract administration costs, are initially capitalized as deferred costs. Subsequently, these costs are recognized as a component of cost of revenue from solar energy systems and components sales for the costs associated with system components and installations, or as a component of operating expenses for costs associated with contract origination, generally in proportion to the reduction of the MyPower loans’ outstanding principal over the 30-year term. The deferred costs are included in the consolidated balance sheets under prepaid expenses and other current assets for the portion expected to be recognized in the consolidated statements of operations in the next 12 months, and the non-current portion is included as a component of other assets. However, the estimated warranty costs associated with the systems are fully expensed upon the delivery of the systems.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

MyPower deferred costs activity was as follows (in thousands):

	As of and for the
	Year Ended
	December 31,
	2016	2015
Balance - beginning of the period	$217,776	$13,571
MyPower systems delivered under executed contracts(1)	52,305	215,141
Recognized in cost of revenue within solar energy systems and components sales	(33,998)	(10,490)
Recognized in operating expenses	(1,025)	(446)
Balance - end of the period	$235,058	$217,776

(1)

Included in MyPower systems delivered under executed contracts was $4.5 million and $27.2 million of MyPower contract origination costs incurred in the years ended December 31, 2016 and 2015, respectively.

As of December 31, 2016 and 2015, $2.7 million and $2.1 million, respectively, are included in the consolidated balance sheets under prepaid and other current assets.

Advertising Costs

Advertising costs are expensed as incurred and are included as an element of sales and marketing expense in the consolidated statements of operations. The Company incurred advertising costs of $26.3 million, $28.6 million and $3.4 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, any net operating loss, or NOL, carryforwards and any tax credits, measured using the enacted tax rate expected to apply to the taxable income in the periods in which the differences are expected to be reversed. A valuation allowance is provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized. The Company is eligible for federal ITCs and accounts for them under the flow-through method. As permitted in ASC 740-10-25-46, under the flow-through method, the tax benefit from an ITC is recorded as a reduction of federal income taxes in the period that the ITC is generated.

The Company uses a two-step approach of recognizing and measuring uncertain tax positions. The Company first determines whether any uncertain tax positions are more-likely-than-not of being sustained upon tax authority examination, including the resolution of any related appeals or litigation processes, based on the technical merits of the positions. Then, the Company measures the tax benefits as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

The Company includes interest and penalties related to any unrecognized tax benefits within the provision for taxes in the consolidated statements of operations.

The Company uses the “with and without” approach in determining the order in which tax attributes are utilized. As a result, the Company only recognizes a tax benefit from stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized.

The Company is included in the consolidated return of Tesla for the period from acquisition, November 21, 2016 to December 31, 2016.  For purposes of the Company’s financial statements, income tax expense has been computed under the separate return method pursuant to the provisions of ASC 740-10-30-27, Allocation of Consolidated Tax Expense to Separate Financial Statements of Members

Comprehensive Income (Loss)

The Company accounts for comprehensive income (loss) in accordance with ASC 220, Comprehensive Income. Under ASC 220, the Company is required to report comprehensive income (loss), which includes net income (loss) as well as other

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

comprehensive income (loss). There were no significant other comprehensive income (losses) and no significant differences between comprehensive loss as defined by ASC 220 and net loss as reported in the consolidated statements of operations, for the periods presented.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation costs related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation costs recognized include all share-based payments granted to employees based on the grant date fair values estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased or canceled.

The Company applies ASC 718 and ASC 505-50, Equity-Based Payments to Non Employees, to stock-based awards issued to non-employees. In accordance with ASC 718 and ASC 505-50, the Company uses the Black-Scholes option pricing model to measure the fair values of any non-employee stock option awards as of their grant dates. The measurement of non-employee stock-based compensation costs is subject to periodic adjustments as the awards vest and the resulting changes in fair value are recognized in the consolidated statements of operations in the periods that the related services were rendered.

Noncontrolling Interests and Redeemable Noncontrolling Interests

Noncontrolling interests and redeemable noncontrolling interests represent third-party interests in the net assets under certain funding arrangements, or funds, that the Company has entered into to finance the cost of solar energy systems under operating leases. The Company has determined that the contractual provisions of the funds represent substantive profit sharing arrangements. The Company has further determined that the appropriate methodology for calculating the noncontrolling interest and redeemable noncontrolling interest balances that reflects the substantive profit sharing arrangements is a balance sheet approach using the hypothetical liquidation at book value, or HLBV, method. The Company, therefore, determines the amount of the noncontrolling interests and redeemable noncontrolling interests in the net assets of the funds at each balance sheet date using the HLBV method, which is presented on the consolidated balance sheets as noncontrolling interests in subsidiaries and redeemable noncontrolling interests in subsidiaries. Under the HLBV method, the amounts reported as noncontrolling interests and redeemable noncontrolling interests in the consolidated balance sheets represent the amounts the third-parties would hypothetically receive at each balance sheet date under the liquidation provisions of the funds, assuming the net assets of the funds were liquidated at the recorded amounts determined in accordance with GAAP and distributed to the third-parties. The third-parties’ interests in the results of operations of the funds are determined as the difference in the noncontrolling interest and redeemable noncontrolling interest balances in the consolidated balance sheets between the start and end of each reporting period, after taking into account any capital transactions between the funds and the third-parties. However, the redeemable noncontrolling interest balance is at least equal to the redemption amount. The redeemable noncontrolling interest balance is presented as temporary equity in the mezzanine section of the consolidated balance sheets since these third-parties have the right to redeem their interests in the funds for cash or other assets.

Segment Information

Operating segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the executive team, which is comprised of the Chief Executive Officer and the Chief Financial Officer. Based on the financial information presented to and reviewed by the chief operating decision maker in deciding how to allocate the resources and in assessing the performance of the Company, the Company has determined that it has a single operating and reporting segment: solar energy products and services. The Company’s principal operations, revenue and decision-making functions are located in the United States.

Recently Issued Accounting Standards

In February 2015, the FASB issued Accounting Standards Update, or ASU, No. 2015-02, Amendments to the Consolidation Analysis, to amend the criteria for consolidation of certain legal entities. The Company adopted the ASU retrospectively on January 1, 2016, but the adoption had no impact on its consolidated financial statements.

In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, to change the accounting for subsequent adjustments to the provisional balances recognized in a business combination from retrospective to prospective. However, the ASU requires separate presentation or disclosure of the impact on prior periods had the adjustments been

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

recognized as of the acquisition date. The Company adopted the ASU prospectively on January 1, 2016, but the adoption had no impact on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, to replace the existing revenue recognition criteria for contracts with customers and to establish the disclosure requirements for revenue from contracts with customers. In August 2015, the FASB issued ASU No. 2015-14, Deferral of the Effective Date, to defer the effective date of ASU No. 2014-09 to interim and annual periods beginning after December 15, 2017, with early adoption permitted. Subsequently, the FASB issued ASU No. 2016-08, Principal versus Agent Considerations, ASU No. 2016-10, Identifying Performance Obligations and Licensing, ASU No. 2016-11, Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting, ASU No. 2016-12, Narrow-Scope Improvements and Practical Expedients, and ASU No. 2016-20, Technical Corrections and Improvements, to clarify and amend the guidance in ASU No. 2014-09. Adoption of the ASUs is either retrospective to each prior period presented or retrospective with a cumulative adjustment to retained earnings or accumulated deficit as of the adoption date. The Company is currently obtaining an understanding of the ASUs but plans to adopt them on January 1, 2018 retrospectively to each prior period presented, which will have a currently undetermined impact on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Going Concern, to provide guidance within GAAP requiring management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and requiring related disclosures. The Company adopted the ASU prospectively on December 31, 2016, but the adoption had no impact on its consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory, to specify that inventory should be subsequently measured at the lower of cost or net realizable value, which is the ordinary selling price less any completion, transportation and disposal costs. However, the ASU does not apply to inventory measured using the last-in-first-out or retail methods. The ASU is effective for interim and annual periods beginning after December 15, 2016. Adoption of the ASU is prospective. The Company’s adoption of the ASU prospectively on January 1, 2017 is not expected to impact its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, to mainly change the accounting for investments in equity securities and financial liabilities carried at fair value as well as to modify the presentation and disclosure requirements for financial instruments. The ASU is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. Adoption of the ASU is retrospective with a cumulative adjustment to retained earnings or accumulated deficit as of the adoption date. The Company is currently obtaining an understanding of the ASU but plans to adopt the ASU retrospectively on January 1, 2018, which will have a currently undetermined impact on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, to require lessees to recognize most leases on the balance sheet, while recognition on the statement of operations will remain similar to current lease accounting. The ASU also eliminates real estate-specific provisions and modifies certain aspects of lessor accounting. The ASU is effective for interim and annual periods beginning after December 15, 2018. Adoption of the ASU is modified retrospective. The Company is currently obtaining an understanding of the ASU but plans to adopt the ASU modified retrospectively on January 1, 2019, which will have a currently undetermined impact on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-06, Contingent Put and Call Options in Debt Instruments, to clarify when a contingent put or call option to accelerate the repayment of debt is an embedded derivative. The ASU is effective for interim and annual periods beginning after December 15, 2016, with early adoption permitted. Adoption of the ASU is modified retrospective. The Company’s adoption of the ASU modified retrospectively on January 1, 2017 is not expected to have an impact on its consolidated financial statements, since it has already been interpreting GAAP as prescribed in the ASU.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, to simplify the accounting for the income tax effects from share-based compensation, the accounting for forfeitures and the accounting for statutory income tax withholding, among others. In particular, the ASU requires all income tax effects from share-based compensation to be recognized in the consolidated statement of operations when the awards vest or are settled, the ASU permits accounting for forfeitures as they occur and the ASU permits a higher level of statutory income tax withholding without triggering liability accounting. The ASU is effective for interim and annual periods beginning after December 15, 2016, with early adoption permitted. Adoption of the ASU is modified retrospective, retrospective and prospective, depending on the specific provision being adopted. The Company’s adoption of the ASU on January 1, 2017 will impact its recognition and presentation of excess tax benefits and deficiencies and its presentation of tax withholdings and the subsequent payments on the statements of cash flows.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments, to require, among others, financial assets carried at amortized cost to be presented at the net amount expected to be collected based on historical experience, current conditions and forecasts. The ASU is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Adoption of the ASU is modified retrospective. The Company is currently obtaining an understanding of the ASU but plans to adopt the ASU modified retrospectively on January 1, 2020, and the impact on its consolidated financial statements is not known.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, to reduce the diversity in practice with respect to the presentation of certain cash flows. The ASU is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. Adoption of the ASU is retrospective. The Company is currently obtaining an understanding of the ASU but plans to adopt the ASU retrospectively on January 1, 2018, and the impact on its consolidated financial statements is not known.

In October 2016, the FASB issued ASU No. 2016-16, Intra-Entity Transfers of Assets Other Than Inventory, to require the recognition of the income tax effects from an intra-entity transfer of an asset other than inventory. The ASU is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. Adoption of the ASU is modified retrospective. The Company is currently obtaining an understanding of the ASU, and the impact on its consolidated financial statements is not known.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, to require the statement of cash flows to present restricted cash as a part of the beginning and ending balances of cash and cash equivalents. The ASU is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. Adoption of the ASU is retrospective. The Company plans to adopt the ASU retrospectively on January 1, 2018, which will impact the classifications within its consolidated statements of cash flows.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment, to change the determination of the amount of goodwill impairment to the excess of the carrying amount of a reporting unit over the reporting unit’s fair value. The ASU is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Adoption of the ASU is prospective. The Company plans to adopt the ASU prospectively on January 1, 2020, and the impact on its consolidated financial statements is not known.

3. Restructuring and Other Activities

In the second quarter of 2016, the Company commenced certain restructuring activities in order to reduce costs and improve efficiency. Consequently, during the year ended December 31, 2016, the Company recognized $6.1 million of one-time employee termination benefits. As of December 31, 2016, the outstanding restructuring liability was $0.6 million.

Additionally, the Company commenced winding-down its solar module manufacturing operations in China, due to the tariffs imposed by the U.S. government on solar panels manufactured in China, and recognized an impairment charge of $13.9 million during the year ended December 31, 2016 (see Note 8, Property, Plant and Equipment – Net).

Furthermore, the Company concluded that certain acquired intangible assets were fully impaired. As such, the Company recognized an impairment charge of $26.0 million during the year ended December 31, 2016 (see Note 4, Goodwill and Intangible Assets).

In addition, during the year ended December 31, 2016, the Company incurred $23.6 million of direct costs arising from its acquisition by Tesla.

Moreover, during the year ended December 31, 2016, certain amounts due to the Company related to an uninstalled commercial project, but not related to any customer contracts or loans, were determined to be unrecoverable. Accordingly, the Company recognized a charge of $16.1 million. Despite this charge, the Company intends to continue its efforts to obtain reimbursement of this amount.

Also, during the year ended December 31, 2016, the Company recorded charges totaling $20.2 million for write-offs and for a reserve for a certain litigation matter (see Note 23, Commitments and Contingencies).

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

4. Goodwill and Intangible Assets

Intangible Assets

The following is a summary of intangible assets as of December 31, 2016 (in thousands):

	Weighted-
	average
	useful life		Accumulated
	(in years)	Gross	amortization	Write-offs	Net
Developed technology	9	$175,100	$(51,984)	$—	$123,116
Trademarks and trade names	7	24,700	(10,785)	—	13,915
Marketing database	5	17,427	(11,579)	(5,848)	—
PowerSaver agreement	10	17,077	(4,815)	(12,262)	—
Non-compete agreements	5	7,189	(4,052)	(3,137)	—
Customer relationships	6	6,190	(1,523)	(4,667)	—
Other	6	10,028	(6,848)	(87)	3,093
Total intangible assets	8.73	$257,711	$(91,586)	$(26,001)	$140,124

The following is a summary of intangible assets as of December 31, 2015 (in thousands):

	Weighted-
	average
	useful life		Accumulated
	(in years)	Gross	amortization	Net
Developed technology	9	$175,100	$(32,260)	142,840
Trademarks and trade names	7	24,700	(7,256)	17,444
Marketing database	5	17,427	(9,953)	7,474
PowerSaver agreement	10	17,077	(3,961)	13,116
Non-compete agreements	5	7,189	(3,272)	3,917
Customer relationships	6	6,190	(542)	5,648
Other	6	10,028	(5,223)	4,805
Total intangible assets	8.26	$257,711	$(62,467)	$195,244

Developed Technology

Developed technology consists of high performance solar cell technology acquired through the Silevo acquisition. The high performance technology would allow the Company to achieve improved solar energy system performance and reduce the overall deployment cost per watt of solar energy systems sold or leased. In addition, the high performance technology would increase the Company’s market opportunity to a broader customer base who would benefit economically from more efficient solar energy systems. Developed technology also consists of solar panel interlocking technology acquired through the Zep Solar acquisition. The interlocking technology includes a rail-free installation system, auto-grounding connections and a rapid, drop-in module installation design. The interlocking technology allows solar energy systems to be installed easily and produces significant performance-based and aesthetic improvements compared to other solar energy system installation technologies.

Trademarks and Trade Names

Trademarks and trade names are related to established market recognition from acquired businesses and are expected to be retired at the end of their estimated useful lives.

Marketing Database

The marketing database is a comprehensive platform for targeted marketing, including a prospective customer scoring engine, a marketing campaign manager and monthly updates. The prospective customer scoring engine improves the results of marketing initiatives by predicting which customer leads in the marketing database will respond favorably to a particular marketing campaign. The marketing campaign manager monitors the results of marketing campaigns and provides feedback for optimizing future marketing campaigns.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

PowerSaver Agreement

Under the PowerSaver program, Fannie Mae makes available additional loans of up to $25,000 to eligible Fannie Mae borrowers. The additional loan amounts can only be used for energy efficiency projects that include the installation of solar energy systems. The PowerSaver program provides an additional source of financing for customers and therefore helps broaden the Company’s customer base. Under the PowerSaver agreement, the Company is provided with the exclusive right to market solar energy systems to the customers of Paramount Mortgage, an affiliate of Paramount Energy.

Non-Compete Agreements

Certain former key employees of businesses acquired by the Company became employees of the Company and executed non-compete agreements with the Company.

Customer Relationships

As part of one of its acquisitions, the Company acquired certain pre-existing customer relationships with commercial customers.

Other

Other intangible assets included a mortgage database, which contains data pertaining to households that the Company can directly market to. In addition, there is internally developed software, which consists of Zep Solar’s Zepulator System Designer, or Zepulator, online application. Zepulator can project the size, scope, layout, materials and costs of potential solar energy system installations, which assists with optimizing solar energy system installations.

All intangible assets are amortized over their estimated useful lives. The changes to the carrying value of intangible assets were as follows (in thousands):

	Year Ended December 31,
	2016	2015
Balance - beginning of the period	$195,244	$223,637
Acquisitions	—	$6,420
Amortization	(29,119)	(34,813)
Write-offs	(26,001)	—
Balance - end of the period	$140,124	$195,244

Amortization expense from intangible assets for the years ended December 31, 2016, 2015 and 2014 was allocated as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Included in operating leases and solar energy incentives cost of revenue	$17,716	$17,428	$9,962
Included in solar energy systems and components sales cost of revenue	2,574	3,337	2,605
Total included in cost of revenue	$20,290	$20,765	$12,567
Included in sales and marketing	8,829	14,048	11,696
Total amortization expense	$29,119	$34,813	$24,263

The intangible assets related to the customer relationships, the PowerSaver agreement, the non-compete agreements and the marketing database were fully impaired during the year ended December 31, 2016 following the restructuring of the Company’s operations. The impairment charges are included in restructuring and other expense (see Note 3, Restructuring and Other Activities). No intangible assets were impaired during the years ended December 31, 2015 and 2014. However, the Company wrote-off $0.3 million of solar energy systems backlog related to contracts cancelled after acquisition during the year ended December 31, 2014, which was recorded in sales and marketing expense in the consolidated statements of operations.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

As of December 31, 2016, the total future amortization expense from intangible assets was as follows (in thousands):

	Cost of Revenue	Operating Expense	Total
2017	$16,866	$3,529	$20,395
2018	16,866	3,529	20,395
2019	16,866	3,529	20,395
2020	16,866	3,329	20,195
2021	16,866	—	16,866
Thereafter	41,878	—	41,878
Total	$126,208	$13,916	$140,124

Goodwill

The changes to the carrying value of goodwill were as follows (in thousands):

	Year Ended December 31,
	2016	2015
Balance - beginning of the period	$321,865	$315,920
Acquisitions	—	5,945
Balance - end of the period	$321,865	$321,865

The Company did not recognize any impairment of goodwill during the years ended December 31, 2016, 2015 or 2014.

5. Non-cancellable Operating Lease Payments Receivable

As of December 31, 2016, future minimum lease payments to be received from customers under non-cancellable operating leases for each of the next five years and thereafter were as follows (in thousands):

2017	$135,615
2018	138,139
2019	140,740
2020	143,419
2021	145,176
Thereafter	2,122,127
Total	$2,825,216

The Company enters into power purchase agreements with its customers that are accounted for, as leases. These customers are charged solely based on actual power produced by the installed solar energy system at a predefined rate per kilowatt-hour of power produced. The future payments from such arrangements were not included in the table above as they are a function of the power generated by the related solar energy systems in the future.

Included in revenue for the years ended December 31, 2016, 2015 and 2014 was $193.1 million, $124.7 million and $79.5 million, respectively, that were accounted for as contingent rentals. The contingent rentals comprised of customer payments under power purchase agreements and performance-based incentives received or receivable by the Company from various utility companies.

6. Inventories

Inventories consisted of the following (in thousands):

	As of December 31,
	2016	2015
Raw materials, net	$140,888	$335,439
Work in progress	31,825	7,512
Total inventories	$172,713	$342,951

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Raw materials are comprised of component parts that include silicon wafers, process gasses, chemicals and other consumables used in solar cell production, solar cells, photovoltaic panels, inverters, mounting hardware and miscellaneous electrical components that will be deployed to either solar energy systems that will be sold or solar energy systems that will be leased. Work in progress is comprised of installations in progress and includes component parts, labor and other overhead costs incurred up to the balance sheet date on solar energy systems that will be sold and for which binding sales contracts have already been executed. For solar energy systems, leased and to be leased, the Company commences transferring component parts from inventory to construction in progress, a component of solar energy systems, leased and to be leased, once a lease contract with a customer has been executed and installation has been initiated. Additional costs incurred on the leased systems, including labor and overhead, are recorded within construction in progress. As of December 31, 2016 and 2015, inventory reserves were $19.5 million and $4.5 million, respectively, and are included in the table above under raw materials.

7. Solar Energy Systems, Leased and To Be Leased – Net

Solar energy systems, leased and to be leased – net consisted of the following (in thousands):

	As of December 31,
	2016	2015
Solar energy systems leased to customers	$5,008,487	$3,619,214
Initial direct costs related to customer solar energy system lease acquisition costs	539,213	383,506
	5,547,700	4,002,720
Less accumulated depreciation and amortization	(447,011)	(275,158)
	5,100,689	3,727,562
Solar energy systems under construction	404,439	358,010
Solar energy systems to be leased to customers	323,627	289,981
Solar energy systems, leased and to be leased - net(1)(2)	$5,828,755	$4,375,553

(1)

Included in solar energy systems leased to customers as of December 31, 2016 and 2015 was $66.4 million related to capital leased assets with an accumulated depreciation of $13.3 million and $10.6 million, respectively.

(2)

Included in solar energy systems, leased and to be leased to customers as of December 31, 2016 and 2015 was $19.3 million and $6.3 million, respectively, related to energy storage systems with an accumulated depreciation of $1.0 million and $0.5 million, respectively.

As of December 31, 2016, future minimum lease payments to the lessor under this capital lease arrangement for each of the next five years and thereafter were as follows (in thousands):

2017	$2,353
2018	2,367
2019	2,383
2020	2,398
2021	2,415
Thereafter	16,259
Total	$28,175

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

As of December 31, 2016, future minimum lease receipts by the Company from sub-lessees under this capital lease arrangement for each of the next five years and thereafter were as follows (in thousands):

2017	$2,473
2018	2,503
2019	2,534
2020	2,566
2021	2,599
Thereafter	29,256
Total	$41,931

The amounts in the table above are also included as part of the non-cancellable operating lease payments from customers disclosed in Note 5, Non-cancellable Operating Lease Payments Receivable.

8. Property, Plant and Equipment – Net

Property, plant and equipment consisted of the following (in thousands):

	As of December 31,
	2016	2015
Manufacturing facilities - Fremont, California:
Manufacturing and lab equipment	$91,877	$84,418
Leasehold improvements	55,883	53,902
Manufacturing facilities - China:
Manufacturing and lab equipment	21,789	21,714
Land and buildings	6,786	6,711
Vehicles	34,214	44,036
Computer hardware and software	57,008	41,294
Furniture and fixtures	15,285	13,611
Leasehold improvements - other	29,661	19,546
Other	45,773	30,861
	358,276	316,093
Less accumulated depreciation and amortization	(113,540)	(53,706)
Property, plant and equipment - net	$244,736	$262,387

Certain manufacturing equipment was impaired during the year ended December 31, 2016. The impairment charge is included in restructuring and other expense (see Note 3, Restructuring and Other Activities).

Included in other property, plant and equipment – net as of December 31, 2016 and 2015 was $37.2 million and $29.1 million, respectively, related to capital leased assets with an accumulated depreciation of $12.9 million and $5.6 million, respectively.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

9. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following (in thousands):

	As of December 31,
	2016	2015
Accrued expenses	$96,380	$69,034
Income tax payable	—	41,016
Accrued compensation	77,773	64,988
Current portion of contingent consideration	—	42,912
Accrued warranty	32,691	22,993
Accrued professional services fees	22,965	9,915
Current portion of capital lease obligation	11,104	8,208
Other current liabilities	25,074	17,440
Total accrued and other current liabilities	$265,987	$276,506

10. Other Liabilities and Deferred Credits

Other liabilities and deferred credits consisted of the following (in thousands):

	As of December 31,
	2016	2015
Deferred gain on sale-leaseback transactions, net of current portion	$48,304	$51,547
Deferred rent expense	24,110	16,184
Interest rate swaps liability	12,109	11,544
Deferred solar renewable energy credits income	19,390	8,855
Capital lease obligation	34,777	39,475
Liability for receipts from an investor	76,828	17,975
Contingent consideration	—	80,096
Participation interest	16,713	15,919
Liability for assigned notes receivable	44,780	—
Other noncurrent liabilities	62,940	37,411
Total	$339,951	$279,006

The liability for receipts from an investor represents amounts received from an investor under a lease pass-through fund arrangement for monetization of ITCs for assets not yet placed in service. This amount is reclassified to deferred revenue when the assets are placed in service.

The participation interest represents rights granted by the Company to a former fund investor to share in the future residual returns from securitized solar energy systems, as part of the compensation for the termination of a lease pass-through fund arrangement, as described in Note 12, Indebtedness.

The contingent consideration relates to the Company’s acquisition of Silevo in the third quarter of 2014.

11. Cash Equity Financings

On May 2, 2016, the Company pooled and transferred its interests in certain financing funds into a special purpose entity, or SPE, and issued $121.7 million in aggregate principal of debt of the SPE (see Note 12, Indebtedness) and also issued $100.7 million of equity interests in the SPE, both to the same investor. Of the net proceeds from this transaction, $125.0 million was used to partially prepay the revolving aggregation credit facility due in December 2018, $25.7 million was used to partially prepay the term loan due in December 2016 and the remaining amount was retained by the Company to fund its operations.

On September 8, 2016, the Company pooled and transferred its interests in certain financing funds into a SPE and issued $210.0 million in aggregate principal of debt of the SPE (see Note 12) to a syndicate of banks and also issued $95.2 million of equity

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

interests in the SPE to an investor. Of the net proceeds from this transaction, $192.3 million was used to partially prepay the revolving aggregation credit facility due in December 2018 and the remaining amount was retained by the Company to fund its operations.

On December 16, 2016, the Company pooled and transferred its interests in certain financing funds into a SPE and issued $170.0 million in aggregate principal of debt of the SPE (see Note 12) to a syndicate of banks and also issued $70.9 million of equity interests in the SPE to an investor. Of the net proceeds from this transaction, $131.0 million was used to partially prepay the revolving aggregation credit facility due in December 2018 and the remaining amount was retained by the Company to fund its operations.

The debts are secured by, among other things, the SPEs’ interests in the financing funds. The Company has determined that the SPEs are VIEs and that the Company is the primary beneficiary of the SPEs by reference to the power and benefits criterion under ASC 810, Consolidation. Accordingly, the Company consolidates the SPEs in its consolidated financial statements and accounts for the investors’ equity interests in the SPEs as noncontrolling interests (see Note 13, VIE Arrangements). The Company did not recognize a gain or loss on the transfers of its interests in the financing funds and continues to consolidate the financing funds. The cash distributed from the financing funds to the SPEs are used to service the principal payments, the interest payments, the SPEs’ expenses and the distributions to the investors. Any remaining cash would be distributed to wholly owned subsidiaries of the Company. The SPEs’ assets and cash flows are not available to the other creditors of the Company, and the lenders and the investors have no recourse to the Company’s other assets.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

12. Indebtedness

The following is a summary of the Company’s debt as of December 31, 2016 (dollars in thousands):

	Unpaid			Unused
	Principal	Net Carrying Value		Committed
	Balance	Current	Long-Term	Amount	Interest Rate	Maturity Dates
Recourse debt:
Secured revolving credit facility	$364,000	$360,957	$—	$24,305	4.0%-6.0%	January 2017 - December 2017
Vehicle and other loans	23,771	17,235	6,536	—	2.9%-7.6%	March 2017 - June 2019
2.75% convertible senior notes due in 2018	230,000	—	226,323	—	2.8%	November 2018
1.625% convertible senior notes due in 2019	566,000	—	557,112	—	1.6%	November 2019
Zero-coupon convertible senior notes due in 2020	113,000	—	101,428	—	0.0%	December 2020
Solar Bonds	332,060	181,582	150,279	*	1.1%-6.5%	January 2017 - January 2031
Total recourse debt	1,628,831	559,774	1,041,678	24,305
Non-recourse debt:
Term loan due in December 2017	75,467	73,825	—	52,173	4.2%	December 2017
Term loan due in January 2021	183,388	5,860	171,994	—	4.5%	January 2021
MyPower revolving credit facility	133,762	133,578	—	56,238	4.1%-6.6%	January 2017
Revolving aggregation credit facility	424,757	—	413,792	335,243	4.0%-4.8%	December 2018
Solar Renewable Energy Credit Term Loan	38,124	12,491	24,565	—	6.6%-9.9%	April 2017 - July 2021
Cash Equity Debt I	119,753	3,272	115,464	—	5.7%	July 2033
Cash Equity Debt II	206,901	5,376	198,220	—	5.3%	July 2034
Cash Equity Debt III	170,000	4,994	161,855		5.8%	January 2035
Solar Asset-backed Notes, Series 2013-1	41,899	3,330	35,826	—	4.8%	November 2038
Solar Asset-backed Notes, Series 2014-1	60,768	3,016	55,197	—	4.6%	April 2044
Solar Asset-backed Notes, Series 2014-2	186,851	7,055	173,625	—	4.0%-Class A 5.4%-Class B	July 2044
Solar Asset-backed Notes, Series 2015-1	119,199	1,511	112,927	—	4.2%-Class A 5.6%-Class B	August 2045
Solar Asset-backed Notes, Series 2016-1	50,119	1,202	44,313	—	5.3%-Class A 7.5%-Class B	September 2046
Solar Loan-backed Notes, Series 2016-A	140,586	3,514	127,317	—	4.8%-Class A 6.9%-Class B	September 2048
Total non-recourse debt	1,951,574	259,024	1,635,095	443,654
Total debt	$3,580,405	$818,798	$2,676,773	$467,959

*

Out of the $350.0 million authorized to be issued by the Company’s board of directors, $17.9 million remained available to be issued. See below and Note 22, Related Party Transactions, for Solar Bonds issued to related parties.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

The following is a summary of the Company’s debt as of December 31, 2015 (dollars in thousands):

	Unpaid			Unused
	Principal	Net Carrying Value		Committed
	Balance	Current	Long-Term	Amount	Interest Rate	Maturity Date
Recourse debt:
Secured revolving credit facility	$360,000	$22,320	$333,287	$13,053	3.5%-5.8%	December 2016 - December 2017
Vehicle and other loans	28,173	12,562	15,610	—	2.5%-7.6%	January 2016 - June 2019
2.75% convertible senior notes due in 2018	230,000	—	225,795	—	2.8%	November 2018
1.625% convertible senior notes due in 2019	566,000	—	555,981	—	1.6%	November 2019
Zero-coupon convertible senior notes due in 2020	113,000	—	112,784	—	0.0%	December 2020
Solar Bonds	214,324	178,309	35,778	#	1.3%-5.8%	January 2016 - December 2030
Total recourse debt	1,511,497	213,191	1,279,235	13,053
Non-recourse debt:
Term loan due in May 2016	34,622	33,918	—	—	3.5%	May 2016
Term loan due in December 2016	112,483	111,248	—	—	3.6%-3.7%	December 2016
MyPower revolving credit facility	213,125	—	210,735	26,875	3.0%-5.5%	January 2017
Revolving aggregation credit facility	455,693	—	446,963	194,307	3.1%-3.2%	December 2017
Solar Asset-backed Notes, Series 2013-1	45,845	3,342	39,669	—	4.8%	November 2038
Solar Asset-backed Notes, Series 2014-1	64,431	2,855	58,938	—	4.6%	April 2044
Solar Asset-backed Notes, Series 2014-2	193,755	6,319	181,041	—	4.0%-Class A 5.4%-Class B	July 2044
Solar Asset-backed Notes, Series 2015-1	122,295	1,348	116,019	—	4.2%-Class A 5.6%-Class B	August 2045
Total non-recourse debt	1,242,249	159,030	1,053,365	221,182
Total debt	$2,753,746	$372,221	$2,332,600	$234,235

#

Out of the $350.0 million authorized to be issued by the Company’s board of directors, $135.7 million remained available to be issued. See below and Note 22, Related Party Transactions, for Solar Bonds issued to related parties.

Recourse debt refers to debt that is recourse to the Company’s general assets. Non-recourse debt refers to debt that is recourse to only specified assets or subsidiaries of the Company. The differences between the unpaid principal balances and the net carrying values are due to convertible senior note conversion features, debt discounts and deferred financing costs. As of December 31, 2016, the Company was in compliance with all financial debt covenants. The Company’s debt is described further below.

Recourse Debt Facilities:

Secured Revolving Credit Facility

The Company has entered into a revolving credit agreement with a syndicate of banks to fund working capital, letters of credit and general corporate needs. Borrowed funds bear interest, at the Company’s option, at an annual rate of (a) 3.25% plus LIBOR or (b) 2.25% plus the highest of (i) the federal funds rate plus 0.50%, (ii) Bank of America’s published “prime rate” or (iii) LIBOR plus 1.00%. The fee for undrawn commitments is 0.375% per annum. The secured revolving credit facility is secured by certain of the Company’s accounts receivable, inventory, machinery, equipment and other assets.

Vehicle and Other Loans

The Company has entered into various vehicle and other loan agreements with various financial institutions. The vehicle loans are secured by the vehicles financed.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

2.75% Convertible Senior Notes Due in 2018

In October 2013, the Company issued $230.0 million in aggregate principal of 2.75% convertible senior notes due on November 1, 2018 through a public offering. The net proceeds from the offering, after deducting transaction costs, were $222.5 million. The debt issuance costs were recorded as a debt discount and are being amortized to interest expense over the contractual term of the convertible senior notes.

Each $1,000 of principal of the convertible senior notes is now, as a result of the acquisition by Tesla, convertible into 1.7838 shares of Tesla’s common stock, which is equivalent to a conversion price of $560.60 per share, subject to adjustment upon the occurrence of specified events related to dividends, tender offers or exchange offers. Holders of the convertible senior notes may convert their convertible senior notes at their option at any time up to and including the second scheduled trading day prior to maturity. If certain events that would constitute a make-whole fundamental change, such as significant changes in ownership, corporate structure or tradability of Tesla’s common stock, occur prior to the maturity date, the Company would increase the conversion rate for a holder who elects to convert its convertible senior notes in connection with such an event in certain circumstances. The maximum conversion rate is capped at 2.3635 shares for each $1,000 of principal of the convertible senior notes, which is equivalent to a minimum conversion price of $423.10 per share. The convertible senior notes do not have a cash conversion option. The convertible senior note holders may require the Company to repurchase their convertible senior notes for cash only under certain defined fundamental changes. Furthermore, upon the acquisition by Tesla, the conversion feature now meets the criteria for bifurcation as an embedded derivative. Consequently, the value of the conversion feature is now accounted for separately (see Note 2, Summary of Significant Accounting Policies and Procedures).

1.625% Convertible Senior Notes Due in 2019

In September 2014, the Company issued $500.0 million in aggregate principal of 1.625% convertible senior notes due on November 1, 2019 through a private placement. The net amount from the issuance, after deducting transaction costs, was $488.3 million. On October 10, 2014, the Company issued an additional $66.0 million in aggregate principal of the 1.625% convertible senior notes, pursuant to the exercise of an option by the initial purchasers. The net amount from the additional issuance, after deducting transaction costs, was $64.5 million. The debt issuance costs were recorded as a debt discount and are being amortized to interest expense over the contractual term of the convertible senior notes.

Each $1,000 of principal of the convertible senior notes is now, as a result of the acquisition by Tesla, convertible into 1.3169 shares of Tesla’s common stock, which is equivalent to a conversion price of $759.36 per share, subject to adjustment upon the occurrence of specified events related to dividends, tender offers or exchange offers. Holders of the convertible senior notes may convert their convertible senior notes at their option at any time up to and including the second scheduled trading day prior to maturity. If certain events that would constitute a make-whole fundamental change, such as significant changes in ownership, corporate structure or tradability of Tesla’s common stock, occur prior to the maturity date, the Company would increase the conversion rate for a holder who elects to convert its convertible senior notes in connection with such an event in certain circumstances. The maximum conversion rate is capped at 1.7449 shares for each $1,000 of principal of the convertible senior notes, which is equivalent to a minimum conversion price of $573.10 per share. The convertible senior notes do not have a cash conversion option. The convertible senior note holders may require the Company to repurchase their convertible senior notes for cash only under certain defined fundamental changes. Furthermore, upon the acquisition by Tesla, the conversion feature now meets the criteria for bifurcation as an embedded derivative. Consequently, the value of the conversion feature is now accounted for separately (see Note 2, Summary of Significant Accounting Policies and Procedures).

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

In connection with the issuance of the convertible senior notes in September 2014, the Company paid $57.6 million to enter into capped call option agreements to reduce the potential equity dilution upon conversion of the convertible senior notes. In connection with the additional issuance of the convertible senior notes on October 10, 2014, the Company paid $7.6 million to enter into an additional capped call option agreement. Specifically, upon the exercise of the capped call options, the Company would now, as a result of the acquisition by Tesla, receive shares of Tesla’s common stock equal to 745,377 shares multiplied by (a) (i) the lower of $1,146.18 or the then market price of Tesla’s common stock less (ii) $759.36 and divided by (b) the then market price of Tesla’s common stock. The results of this formula are that the Company would receive more shares as the market price of Tesla’s common stock exceeds $759.36 and approaches $1,146.18, but the Company would receive fewer shares as the market price of Tesla’s common stock exceeds $1,146.18. Consequently, if the convertible senior notes are converted, then the number of shares to be issued by Tesla would be effectively partially offset by the shares received by the Company under the capped call options as they are exercised. The Company can also elect to receive the equivalent value of cash in lieu of shares. The capped call options expire on various dates ranging from September 4, 2019 to October 29, 2019, and the formula above would be adjusted in the event of a merger; a tender offer; nationalization; insolvency; delisting of the Company’s common stock; changes in law; failure to deliver; insolvency filing; stock splits, combinations, dividends, repurchases or similar events; or an announcement of certain of the preceding actions. Although intended to reduce the net number of shares issued after a conversion of the convertible senior notes, the capped call options were separately negotiated transactions, are not a part of the terms of the convertible senior notes, do not affect the rights of the convertible senior note holders and will take effect regardless of whether the convertible senior notes are actually converted. The capped call options previously met the criteria for equity classification because they were indexed to the Company’s common stock and the Company always controls whether settlement will be in shares or cash. As a result, the amounts paid for the capped call options were previously recorded as reductions to additional paid-in capital. However, upon the acquisition by Tesla, the capped call options no longer met the criteria for equity classification and are now accounted for as derivatives (see Note 2, Summary of Significant Accounting Policies and Procedures).

Zero-Coupon Convertible Senior Notes Due in 2020

In December 2015, the Company issued $113.0 million in aggregate principal of zero-coupon convertible senior notes due on December 1, 2020 through a private placement. $13.0 million of the convertible senior notes were issued to related parties and are separately presented on the consolidated balance sheets (see Note 22, Related Party Transactions). The net proceeds from the offering, after deducting debt issuance costs, were $112.8 million. The debt issuance costs were recorded as a debt discount and are being amortized to interest expense over the contractual term of the convertible senior notes.

Each $1,000 of principal of the convertible senior notes is now, as a result of the acquisition by Tesla, convertible into 3.3333 shares of Tesla’s common stock, which is equivalent to a conversion price of $300.00 per share, subject to adjustment upon the occurrence of specified events related to dividends, tender offers or exchange offers. Holders of the convertible senior notes may convert their convertible senior notes at their option at any time up to and including the second scheduled trading day prior to maturity. If certain events that would constitute a make-whole fundamental change, such as significant changes in ownership, corporate structure or tradability of Tesla’s common stock, occur prior to the maturity date, the Company would increase the conversion rate for a holder who elects to convert its convertible senior notes in connection with such an event in certain circumstances. The maximum conversion rate is capped at 4.2308 shares for each $1,000 of principal of the convertible senior notes, which is equivalent to a minimum conversion price of $236.36 per share. The convertible senior notes do not have a cash conversion option. The convertible senior note holders may require the Company to repurchase their convertible senior notes for cash only under certain defined fundamental changes. On or after June 30, 2017, the convertible senior notes will be redeemable by the Company in the event that the closing price of Tesla’s common stock exceeds 200% of the conversion price for 45 consecutive trading days ending within three trading days of such redemption notice at a redemption price of par plus accrued and unpaid interest to, but excluding, the redemption date. Furthermore, upon the acquisition by Tesla, the conversion feature now meets the criteria for bifurcation as an embedded derivative. Consequently, the value of the conversion feature is now accounted for separately (see Note 2, Summary of Significant Accounting Policies and Procedures).

Solar Bonds

In October 2014, the Company commenced issuing Solar Bonds, which are senior unsecured obligations that are structurally subordinate to the indebtedness and other liabilities of the Company’s subsidiaries. Solar Bonds have been issued under multiple series that have various fixed terms and interest rates. In September 2015, the Company commenced issuing Solar Bonds with variable interest rates that reset quarterly and that can be redeemed quarterly at the option of the bondholder or the Company, with 30-day advance notice.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

In March 2015, Space Exploration Technologies Corporation, or SpaceX, purchased $90.0 million in aggregate principal amount of 2.00% Solar Bonds due in March 2016. In June 2015, SpaceX purchased an additional $75.0 million in aggregate principal amount of 2.00% Solar Bonds due in June 2016. In March 2016, $90.0 million in aggregate principal amount of the Solar Bonds held by SpaceX matured, and the proceeds were reinvested by SpaceX in $90.0 million in aggregate principal amount of 4.40% Solar Bonds due in March 2017. In June 2016, $75.0 million in aggregate principal amount of the Solar Bonds held by SpaceX matured, and the proceeds were reinvested by SpaceX in $75.0 million in aggregate principal amount of 4.40% Solar Bonds due in June 2017.

In August 2016, Tesla’s Chief Executive Officer, the Company’s Chief Executive Officer and the Company’s Chief Technology Officer purchased $100.0 million in aggregate principal amount of 6.50% Solar Bonds due in February 2018.

SpaceX, Tesla’s Chief Executive Officer, the Company’s Chief Executive Officer and the Company’s Chief Technology Officer were considered related parties; the Company has also issued Solar Bonds to other related parties; and such Solar Bonds are separately presented on the consolidated balance sheets (see Note 22, Related Party Transactions).

Non-Recourse Debt Facilities:

Term Loan Due in May 2016

On May 23, 2014, a subsidiary of the Company entered into an agreement with a syndicate of banks for a term loan. The term loan bore interest at an annual rate of 3.00% to 4.00%, depending on the cumulative period the term loan was been outstanding, plus LIBOR or, at the Company’s option, plus the highest of (i) the Federal Funds Rate plus 0.50%, (ii) Bank of America’s published “prime rate” or (iii) LIBOR plus 1.00%. The term loan was secured by certain assets and cash flows of the subsidiary and was non-recourse to the Company’s other assets or cash flows. In the first quarter of 2016, the Company fully repaid the term loan.

Term Loan Due in December 2016

On February 4, 2014, a subsidiary of the Company entered into an agreement with a syndicate of banks for a term loan. The term loan bore interest at an annual rate of LIBOR plus 3.25% or, at the Company’s option, 3.25% plus the highest of (i) the Federal Funds Rate plus 0.50%, (ii) Bank of America’s published “prime rate” or (iii) LIBOR plus 1.00%. The term loan was secured by the assets and cash flows of the subsidiary and was non-recourse to the Company’s other assets or cash flows. During 2016, the Company fully repaid the term loan.

Term Loan Due in December 2017

On March 31, 2016, a subsidiary of the Company entered into an agreement for a term loan. The term loan bears interest at an annual rate of the lender’s cost of funds plus 3.25%. The fee for undrawn commitments is 0.85% per annum. The term loan is secured by substantially all of the assets and cash flows of the subsidiary and is non-recourse to the Company’s other assets or cash flows.

Term Loan Due in January 2021

In January 2016, a subsidiary of the Company entered into an agreement with a syndicate of banks for a term loan. The term loan bears interest at an annual rate of three-month LIBOR plus 3.50%. The term loan is secured by substantially all of the assets of the subsidiary, including its interests in certain financing funds, and is non-recourse to the Company’s other assets. During 2016, the Company repaid $4.4 million of the principal outstanding under the term loan.

MyPower Revolving Credit Facility

On January 9, 2015, a subsidiary of the Company entered into a $200.0 million revolving credit agreement with a syndicate of banks to obtain funding for the MyPower customer loan program. The MyPower revolving credit facility initially provided up to $160.0 million of Class A notes and up to $40.0 million of Class B notes. On December 16, 2015, the committed amount under the Class A notes was increased to $200.0 million. On September 30, 2016, the committed amount under the Class A notes was decreased to $155.0 million, and the committed amount under the Class B notes was decreased to $35.0 million. The Class A notes bear interest at an annual rate of 2.50% plus (a) the commercial paper rate or (b) 1.50% plus adjusted LIBOR. The Class B notes bear interest at an annual rate of 5.00% plus LIBOR. The fee for undrawn commitments under the Class A notes is 0.50% per annum. The fee for undrawn commitments under the Class B notes is 0.50% per annum. The MyPower revolving credit facility is secured by the payments owed to the Company or its subsidiaries under MyPower customer loans and is non-recourse to the Company’s other assets.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Revolving Aggregation Credit Facility

On May 4, 2015, a subsidiary of the Company entered into an agreement with a syndicate of banks for a revolving aggregation credit facility. On March 23, 2016, the agreement was amended to modify the interest rates, extend the availability period and extend the maturity date. The revolving aggregation credit facility bears interest at an annual rate of 3.25% plus (i) for commercial paper loans, the commercial paper rate and (ii) for LIBOR loans, at the Company’s option, three-month LIBOR or daily LIBOR. The revolving aggregation credit facility is secured by certain assets and cash flows of certain subsidiaries of the Company and is non-recourse to the Company’s other assets or cash flows.

Solar Renewable Energy Credit Term Loans

On March 31, 2016, a subsidiary of the Company entered into an agreement for a term loan. The term loan bears interest at an annual rate of one-month LIBOR plus 9.00% or, at the Company’s option, 8.00% plus the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the prime rate or (iii) one-month LIBOR plus 1.00%. The term loan is secured by substantially all of the assets of the subsidiary, including its rights under forward contracts to sell solar renewable energy credits, and is non-recourse to the Company’s other assets.

On July 14, 2016, the same subsidiary entered into an agreement for another term loan. The term loan bears interest at an annual rate of one-month LIBOR plus 5.75% or, at the Company’s option, 4.75% plus the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the prime rate or (iii) one-month LIBOR plus 1.00%. The term loan is secured by substantially all of the assets of the subsidiary, including its rights under forward contracts to sell solar renewable energy credits, and is non-recourse to the Company’s other assets.

During 2016, the Company repaid $18.6 million of the principal outstanding under the term loans.

Cash Equity Debt I

In connection with the cash equity financing on May 2, 2016 discussed in Note 11, Cash Equity Financings, the Company issued $121.7 million in aggregate principal of debt that bears interest at a fixed rate of 5.65% per annum. This debt is secured by, among other things, the Company’s interests in certain financing funds and is non-recourse to the Company’s other assets.

Cash Equity Debt II

In connection with the cash equity financing on September 8, 2016 discussed in Note 11, the Company issued $210.0 million in aggregate principal of debt that bears interest at a fixed rate of 5.25% per annum. This debt is secured by, among other things, the Company’s interests in certain financing funds and is non-recourse to the Company’s other assets.

Cash Equity Debt III

In connection with the cash equity financing on December 16, 2016 discussed in Note 11, the Company issued $170.0 million in aggregate principal of debt that bears interest at a fixed rate of 5.81% per annum. This debt is secured by, among other things, the Company’s interests in certain financing funds and is non-recourse to the Company’s other assets.

Solar Asset-backed Notes, Series 2013-1

In November 2013, the Company pooled and transferred qualifying solar energy systems and the associated customer contracts into a SPE and issued $54.4 million in aggregate principal of Solar Asset-backed Notes, Series 2013-1, backed by these solar assets to investors. The SPE is wholly owned by the Company and is consolidated in the Company’s financial statements. Accordingly, the Company did not recognize a gain or loss on the transfer of these solar assets. As of December 31, 2016, these solar assets had a carrying value of $133.0 million and are included under solar energy systems, leased and to be leased — net, in the consolidated balance sheets. The Solar Asset-backed Notes were issued at a discount of 0.05%. The cash flows generated by these solar assets are used to service the monthly principal and interest payments on the Solar Asset-backed Notes and satisfy the SPE’s expenses, and any remaining cash is distributed to a wholly owned subsidiary of the Company. The Company recognizes revenue earned from the associated customer contracts in accordance with the Company’s revenue recognition policy. The SPE’s assets and cash flows are not available to the other creditors of the Company, and the creditors of the SPE, including the Solar Asset-backed Note holders, have no recourse to the Company’s other assets. The Company contracted with the SPE to provide operations and maintenance and administrative services for the qualifying solar energy systems.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

In connection with the pooling of the assets that were transferred to the SPE in November 2013, the Company terminated a lease pass-through arrangement with an investor. The lease pass-through arrangement had been accounted for as a borrowing and any amounts outstanding from the lease pass-through arrangement were recorded as a lease pass-through financing obligation. The balance that was then outstanding from the lease pass-through arrangement was $56.4 million. The Company paid the investor an aggregate of $40.2 million, and the remaining balance is to be paid over time. The remaining balance is paid using the net cash flows generated by the same assets previously leased under the lease pass-through arrangement, after payment of the principal and interest on the Solar Asset-backed Notes and expenses related to the assets and the Notes, including asset management fees, custodial fees and trustee fees, and was contractually documented as a right to participate in future cash flows of the SPE. This right to participate in future residual cash flows generated by the assets of the SPE has been recorded as a component of other liabilities and deferred credits for the non-current portion and as a component of accrued and other current liabilities for the current portion under the caption “participation interest.” The Company accounts for the participation interest as a liability because the investor has no voting or management rights in the SPE, the participation interest would terminate upon the investor achieving a specified return and the investor has the option to put the participation interest to the Company on August 3, 2021 for the amount necessary for the investor to achieve the specified return, which would require the Company to settle the participation interest in cash. In addition, under the terms of the participation interest, the Company has the option to purchase the participation interest from the investor for the amount necessary for the investor to achieve the specified return.

Solar Asset-backed Notes, 2014-1

In April 2014, the Company pooled and transferred qualifying solar energy systems and the associated customer contracts into a SPE and issued $70.2 million in aggregate principal of Solar Asset-backed Notes, Series 2014-1, backed by these solar assets to investors. The SPE is wholly owned by the Company and is consolidated in the Company’s financial statements. Accordingly, the Company did not recognize a gain or loss on the transfer of these solar assets. As of December 31, 2016, these solar assets had a carrying value of $124.8 million and are included under solar energy systems, leased and to be leased — net, in the consolidated balance sheets. The Solar Asset-backed Notes were issued at a discount of 0.01%. The cash flows generated by these solar assets are used to service the monthly principal and interest payments on the Solar Asset-backed Notes and satisfy the SPE’s expenses, and any remaining cash is distributed to a wholly owned subsidiary of the Company. The Company recognizes revenue earned from the associated customer contracts in accordance with the Company’s revenue recognition policy. The SPE’s assets and cash flows are not available to the other creditors of the Company, and the creditors of the SPE, including the Solar Asset-backed Note holders, have no recourse to the Company’s other assets. The Company contracted with the SPE to provide operations and maintenance and administrative services for the qualifying solar energy systems.

Solar Asset-backed Notes, Series 2014-2

In July 2014, the Company pooled and transferred qualifying solar energy systems and the associated customer contracts into a SPE and issued $160.0 million in aggregate principal of Solar Asset-backed Notes, Series 2014-2, Class A, and $41.5 million in aggregate principal of Solar Asset-backed Notes, Series 2014-2, Class B, backed by these solar assets to investors. The SPE is wholly owned by the Company and is consolidated in the Company’s financial statements. Accordingly, the Company did not recognize a gain or loss on the transfer of these solar assets. As of December 31, 2016, these solar assets had a carrying value of $265.7 million and are included under solar energy systems, leased and to be leased — net, in the consolidated balance sheets. The Solar Asset-backed Notes were issued at a discount of 0.01%. These solar assets and the associated customer contracts are leased to an investor under a lease pass-through arrangement that the Company has accounted for as a borrowing. The rent paid by the investor under the lease pass-through arrangement is used (and, following the expiration of the lease pass-through arrangement, the cash generated by these solar assets will be used) to service the semi-annual principal and interest payments on the Solar Asset-backed Notes and satisfy the SPE’s expenses, and any remaining cash is distributed to a wholly owned subsidiary of the Company. The Company recognizes revenue earned from the associated customer contracts in accordance with the Company’s revenue recognition policy. The SPE’s assets and cash flows are not available to the other creditors of the Company, and the creditors of the SPE, including the Solar Asset-backed Note holders, have no recourse to the Company’s other assets. The Company contracted with the SPE to provide operations and maintenance and administrative services for certain of the qualifying solar energy systems.

Solar Asset-backed Notes, Series 2015-1

In August 2015, the Company pooled and transferred its interests in certain financing funds into a SPE and issued $103.5 million in aggregate principal of Solar Asset-backed Notes, Series 2015-1, Class A, and $20.0 million in aggregate principal of Solar Asset-backed Notes, Series 2015-1, Class B, backed by these solar assets to investors. The SPE is wholly owned by the Company and is consolidated in the Company’s financial statements. Accordingly, the Company did not recognize a gain or loss on the transfer of these solar assets and continues to consolidate the underlying financing funds (see Note 13, VIE Arrangements). The

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Solar Asset-backed Notes were issued at a discount of 0.05% for Class A and 1.46% for Class B. The cash distributed by the underlying financing funds to the SPE are used to service the semi-annual principal and interest payments on the Solar Asset-backed Notes and satisfy the SPE’s expenses, and any remaining cash is distributed to a wholly owned subsidiary of the Company. The SPE’s assets and cash flows are not available to the other creditors of the Company, and the creditors of the SPE, including the Solar Asset-backed Note holders, have no recourse to the Company’s other assets.

Solar Asset-backed Notes, Series 2016-1

In February 2016, the Company transferred qualifying solar energy systems and the associated customer contracts into a SPE and issued $52.2 million in aggregate principal of Solar Asset-backed Notes, Series 2016-1, backed by these solar assets to investors. The SPE is wholly owned by the Company and is consolidated in the Company’s financial statements. Accordingly, the Company did not recognize a gain or loss on the transfer of these solar assets. As of December 31, 2016, these solar assets had a carrying value of $71.7 million and are included under solar energy systems, leased and to be leased — net, in the consolidated balance sheets. The Solar Asset-backed Notes were issued at a discount of 6.71%. These solar assets and the associated customer contracts are leased to an investor under a lease pass-through arrangement that the Company has accounted for as a borrowing. The rent paid by the investor under the lease pass-through arrangement is used (and, following the expiration of the lease pass-through arrangement, the cash generated by these solar assets will be used) to service the semi-annual principal and interest payments on the Solar Asset-backed Notes and satisfy the SPE’s expenses, and any remaining cash is distributed to a wholly owned subsidiary of the Company. The Company recognizes revenue earned from the associated customer contracts in accordance with the Company’s revenue recognition policy. The SPE’s assets and cash flows are not available to the other creditors of the Company, and the creditors of the SPE, including the Solar Asset-backed Note holders, have no recourse to the Company’s other assets. The Company contracted with the SPE to provide operations and maintenance and administrative services for certain of the qualifying solar energy systems.

Solar Loan-backed Notes, Series 2016-A

On January 21, 2016, the Company pooled and transferred certain MyPower customer notes receivable into a SPE and issued $151.6 million in aggregate principal of Solar Loan-backed Notes, Series 2016-A, Class A, and $33.4 million in aggregate principal of Solar Loan-backed Notes, Series 2016-A, Class B, backed by these notes receivable to investors. The SPE is wholly owned by the Company and is consolidated in the Company’s financial statements. Accordingly, the Company did not recognize a gain or loss on the transfer of these notes receivable. The Solar Loan-backed Notes were issued at a discount of 3.22% for Class A and 15.90% for Class B. The payments received by the SPE under these notes receivable are used to service the semi-annual principal and interest payments on the Solar Loan-backed Notes and satisfy the SPE’s expenses, and any remaining cash is distributed to a wholly owned subsidiary of the Company. The SPE’s assets and cash flows are not available to the other creditors of the Company, and the creditors of the SPE, including the Solar Loan-backed Note holders, have no recourse to the Company’s other assets.

Schedule of Principal Maturities of Debt

The future scheduled principal maturities of debt as of December 31, 2016 were as follows (in thousands):

	Recourse Debt
	Excluding
	Convertible	Non-Recourse	Convertible
	Senior Notes	Debt	Senior Notes	Total
2017	$563,017	$265,567	$—	$828,584
2018	131,564	479,792	230,000	841,356
2019	781	52,978	566,000	619,759
2020	14,994	50,830	113,000	178,824
2021	2,326	195,599	—	197,925
Thereafter	7,149	906,808	—	913,957
Total	$719,831	$1,951,574	$909,000	$3,580,405

13. VIE Arrangements

The Company has entered into various arrangements with investors to facilitate funding and monetization of solar energy systems. These arrangements include those described in this Note 13, VIE Arrangements, as well as those described in Note 14, Lease Pass-Through Financing Obligation, Note 15, Sale-Leaseback Arrangements, and Note 16, Sale-Leaseback Financing Obligation.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Wholly owned subsidiaries of the Company and fund investors formed and contributed cash or assets to various financing funds and entered into related agreements. The following table shows the number of funds by investor classification, carrying value of the solar energy systems in the funds, total investor contributions received and undrawn investor contributions as of December 31, 2016 (in thousands, except for number of funds, and unaudited) for funds that have been determined to be VIEs:

		Total		Carrying
		Investor	Undrawn	Value of
Investor	Number	Contributions	Investor	Solar Energy
Classification	of Funds	Received	Contributions	Systems
Financial institutions	34	$2,623,918	$106,850	$2,658,407
Corporations	8	1,020,058	130,209	1,038,946
Utilities	4	278,888	35,033	274,764
Other investors	1	1,788	—	3,097.0
Total	47	$3,924,652	$272,092	$3,975,214

The Company has determined that the funds are VIEs and it is the primary beneficiary of these VIEs by reference to the power and benefits criterion under ASC 810, Consolidation. The Company has considered the provisions within the contractual agreements, which grant it power to manage and make decisions that affect the operation of these VIEs, including determining the solar energy systems and associated customer contracts to be sold or contributed to these VIEs, the redeployment of solar energy systems and management of customer receivables. The Company considers that the rights granted to the fund investors under the contractual agreements are more protective in nature rather than participating.

Pursuant to management services, maintenance and warranty arrangements, the Company has been contracted to provide services to the funds, such as operations and maintenance support, accounting, lease servicing and performance reporting. In some instances, the Company has guaranteed payments to the investors as specified in the contractual agreements. A fund’s creditors have no recourse to the general credit of the Company or to that of other funds. None of the assets of the funds have been pledged as collateral for their obligations.

As the primary beneficiary of these VIEs, the Company consolidates in its financial statements the financial position, results of operations and cash flows of these VIEs, and all intercompany balances and transactions between the Company and these VIEs are eliminated in the consolidated financial statements.

Cash distributions of income and other receipts by a fund, net of agreed upon expenses, estimated expenses, tax benefits and detriments of income and loss and tax credits, are allocated to the fund investor and the Company’s subsidiary as specified in contractual agreements.

Generally, the Company’s subsidiary has the option to acquire the fund investor’s interest in the fund for an amount based on the market value of the fund or the formula specified in the contractual agreements.

As of December 31, 2016 and 2015, the Company was contractually required to make payments to a fund investor in order to ensure the investor is projected to achieve a specified minimum return annually. The amounts of any potential future payments under this guarantee are dependent on the amounts and timing of future distributions to the investor from the fund, the tax benefits that accrue to the investor from the fund’s activities and the amount and timing of the Company’s purchase of the investor’s interest in the fund or the amount and timing of the distributions to the investor upon liquidation of the fund. Due to uncertainties associated with estimating the amount and timing of distributions to the investor and the possibility and timing of the liquidation of the fund, the Company is unable to determine the potential maximum future payments that it would have to make under this guarantee.

Upon the sale or liquidation of a fund, distributions would occur in the order and priority specified in the contractual agreements.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

The Company presents the solar energy systems in the VIEs under solar energy systems, leased and to be leased – net in the consolidated balance sheets. The aggregate carrying values of the VIEs’ assets and liabilities, after elimination of intercompany transactions and balances, in the consolidated balance sheets were as follows (in thousands):

	2016	2015
Assets
Current assets:
Cash and cash equivalents	$44,091	$32,105
Restricted cash	20,916	44
Accounts receivable - net	16,023	10,116
Rebates receivable	6,646	6,220
Prepaid expenses and other current assets	7,532	1,740
Total current assets	95,208	50,225
Solar energy systems, leased and to be leased - net	3,975,214	2,779,363
Other assets	63,050	11,204
Total assets	$4,133,472	$2,840,792
Liabilities
Current liabilities:
Accounts payable	$20	$—
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	24,085	26,769
Current portion of deferred U.S. Treasury grant income	6,506	6,506
Accrued and other current liabilities	8,524	598
Customer deposits	1,169	2,928
Current portion of deferred revenue	44,050	24,794
Current portion of long-term debt	87,467	—
Total current liabilities	171,821	61,595
Deferred revenue, net of current portion	394,920	308,798
Long-term debt, net of current portion	475,537	—
Deferred U.S. Treasury grant income, net of current portion	157,665	164,191
Other liabilities and deferred credits	92,410	28,460
Total liabilities	$1,292,353	$563,044

The Company is contractually obligated to make certain fund investors whole if they suffer certain losses resulting from the disallowance or recapture of ITCs or U.S. Treasury grants. The Company accounts for distributions due to the fund investors arising from a reduction of anticipated ITCs or U.S. Treasury grants received under distributions payable to noncontrolling interests and redeemable noncontrolling interests in the consolidated balance sheets. As of December 31, 2016 and 2015, the Company had accrued $0.3 million and $2.7 million, respectively, for this obligation.

14. Lease Pass-Through Financing Obligation

Through December 31, 2016, the Company had entered into eight transactions referred to as “lease pass-through fund arrangements.” Under these arrangements, the Company’s wholly owned subsidiaries finance the cost of solar energy systems with investors through arrangements contractually structured as master leases for an initial term ranging between 10 and 25 years. These solar energy systems are subject to lease or power purchase agreements with customers with an initial term not exceeding 20 years. These solar energy systems are included under solar energy systems, leased and to be leased – net in the consolidated balance sheets. As discussed in Note 12, Indebtedness, in November 2013, in connection with the Company pooling assets for purposes of issuing Solar Asset-backed Notes, the Company terminated a lease pass-through fund arrangement with an investor.

The cost of the solar energy systems under the lease pass-through fund arrangements as of December 31, 2016 and 2015 was $963.4 million and $670.5 million, respectively. The accumulated depreciation related to these assets as of December 31, 2016 and 2015 was $76.8 million and $52.8 million, respectively. The total lease pass-through financing obligation as of December 31, 2016 and 2015 was $120.5 million and $89.5 million, respectively, of which $51.5 million and $34.0 million, respectively, was classified as current liabilities.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Under lease pass-through fund arrangements, the investors make a large upfront payment to the lessor, which is a subsidiary of the Company, and in some cases, subsequent periodic payments. The Company allocates a portion of the aggregate payments received from the investors to the estimated fair value of the assigned ITCs, and the balance to the future customer lease payments that are also assigned to the investors. The estimated fair value of the ITCs are determined by discounting the estimated cash flows impact of the ITCs using an appropriate discount rate that reflects a market interest rate. The Company has an obligation to ensure the solar energy system is in service and operational for a term of five years to avoid any recapture of the ITCs. The amounts allocated to ITCs are initially recorded as deferred revenue on the consolidated balance sheets, and subsequently, one-fifth of the amounts allocated to ITCs is recognized as revenue from operating leases and solar energy systems incentives on the consolidated statements of operations on each anniversary of the solar energy system’s placed in service date over the next five years.

The Company accounts for the residual of the payments received from the investors as a borrowing by recording the proceeds received as a lease pass-through financing obligation, which is repaid from U.S. Treasury grants (where applicable), customer payments and incentive rebates that are expected to be received by the investors. Under this approach, the Company continues to account for the arrangement with the customers in its consolidated financial statements, whether the cash generated from the customer arrangements is received by the Company or paid directly to the investors. A portion of the amounts received by the investors from U.S. Treasury grants (where applicable), customer payments and incentive rebates is applied to reduce the lease pass-through financing obligation, and the balance is allocated to interest expense. The incentive rebates and customer payments are recognized into revenue consistent with the Company’s revenue recognition accounting policy. The U.S. Treasury grants are initially recorded as deferred U.S. Treasury grants income and subsequently recognized as a reduction to depreciation expense, consistent with the Company’s accounting policy for recognition of U.S. Treasury grants income. Interest is calculated on the lease pass-through financing obligation using the effective interest rate method. The effective interest rate is the interest rate that equates the present value of the cash amounts to be received by an investor over the master lease term with the present value of the cash amounts paid by the investor to the Company, adjusted for any payments made by the Company. The lease pass-through financing obligation is non-recourse once the associated assets have been placed in service and all the customer arrangements have been assigned to the investors.

As of December 31, 2016, the future minimum lease payments to be received from the investors based on the solar energy systems currently under the lease pass-through fund arrangements, for each of the next five years and thereafter, were as follows (in thousands):

2017	$37,208
2018	37,653
2019	36,371
2020	35,622
2021	35,413
Thereafter	381,289
Total	$563,556

For two of the lease pass-through fund arrangements, the Company’s subsidiaries have pledged its assets to the investors as security for their obligations under the contractual agreements.

For each of the lease pass-through fund arrangements, the Company is required to comply with certain financial covenants specified in the contractual agreements, which the Company had met as of December 31, 2016. In addition, the Company is responsible for any warranties, performance guarantees, accounting and performance reporting. Furthermore, there is a one-time future lease payment reset mechanism that is set to occur after all of the solar energy systems are delivered and placed in service in a fund. This reset date occurs when the installed capacity of the solar energy systems and their in-service dates are known or on an agreed upon date. As part of this reset process, the lease prepayment is updated to reflect certain specified conditions as they exist at such date, including the final installed capacity, cost and placed-in-service dates of the solar energy systems. As a result of this reset process, the Company might be obligated to refund a portion of an investor’s master lease prepayments or might be entitled to receive an additional master lease prepayment from an investor. Any additional master lease prepayments by an investor would be recorded as an additional lease pass-through financing obligation, while any refunds of master lease prepayments would reduce the lease pass-through financing obligation.

15. Sale-Leaseback Arrangements

In 2010, the Company executed a sale-leaseback arrangement with an existing investor, under which a wholly owned subsidiary of the Company entered into a 15-year master leaseback arrangement. The assets sold to the investor were valued at $25.2 million.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

The Company’s subsidiary leased the solar energy systems to end-user customers. The obligations of the Company’s subsidiary to the investor are guaranteed by the Company and supported by a $0.25 million restricted cash escrow. Under this arrangement, the Company’s subsidiary is responsible for services such as warranty support, accounting, lease servicing and performance reporting.

As of December 31, 2016 and 2015, the Company had contributed assets with a cost of $44.6 million to its wholly owned subsidiary that in turn sold the assets to a new investor and then executed a 15-year master leaseback agreement with the investor. Under this arrangement, the tax benefits from ITCs or Treasury grants in lieu of tax credits inure to the investor as the owner of the assets.

The Company has committed to make investors that have executed sale-leaseback arrangements with the Company whole for any reductions in the tax credit or U.S. Treasury awards resulting from changes in the tax basis submitted. The Company accrues any such payments due to these investors. As of December 31, 2016, no such amounts were due to these investors.

16. Sale-Leaseback Financing Obligation

In November 2009, the Company entered into an arrangement with an investor to finance the development, construction and installation of a ground mounted solar energy system that was leased to a customer. The Company also entered into an agreement to sell the system to the investor for a cash consideration of $27.2 million, of which $23.7 million has been received as of December 31, 2016 and the balance of $3.5 million is receivable at the end of the lease period and accrues interest at an annual rate of 4.37%. Concurrent with the sale, a subsidiary of the Company entered into an agreement with the investor to lease back the solar energy system from the investor with lease payments being made on a quarterly basis. The Company’s subsidiary has the option to purchase the system at the end of the lease term of 10 years for a price which is the greater of the fair market value or a predetermined agreed upon value. Additionally, the investor has the option to put its interest in the solar energy system to the Company within two years following the expiry of six years after placement in service of the system, for the amount that is the greater of the fair value of the system or the predetermined agreed upon value. As a result of these put and call options, the Company has concluded that it has a continuing involvement with the solar energy system.

The Company has determined that the ground mounted solar energy system qualifies as integral equipment and therefore as a real estate transaction under ASC 360-20, Real Estate Sales, and has been accounted for as a financing. Under the financing method, the receipts from the investor are reflected as a sale-leaseback financing obligation on the consolidated balance sheets, and the Company retains the solar energy system asset on the consolidated balance sheets within solar energy systems and depreciates the solar energy system over its estimated useful life of 30 years. The Company also continues to report all of the results of the operations of the system, with the revenue and expenses from the system operations being presented on the consolidated statements of operations on a “gross” basis. As of December 31, 2016, the balance of the sale-leaseback financing obligation outstanding was $13.4 million, of which $0.5 million has been classified as current and the balance of $12.9 million has been classified as non-current. As of December 31, 2015, the balance of the sale-leaseback financing obligation outstanding was $13.9 million, of which $0.5 million has been classified as current and the balance of $13.4 million has been classified as non-current.

As of December 31, 2016, future minimum annual rentals to be received from the customer for each of the next five years and thereafter were as follows (in thousands):

2017	$494
2018	504
2019	514
2020	524
2021	535
Thereafter	1,720
Total	$4,291

The amounts in the table above are also included as part of the non-cancellable operating lease payments from customers disclosed in Note 5, Non-cancellable Operating Lease Payments Receivable.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

As of December 31, 2016, future minimum annual payments to be paid to the investor under the financing arrangement for each of the next five years and thereafter were as follows (in thousands):

2017	$1,270
2018	1,277
2019	1,284
2020	—
2021	—
Thereafter	—
Total	$3,831

The obligations of the Company’s subsidiary to the investor are guaranteed by the Company and supported by a $0.26 million restricted cash escrow.

17. Redeemable Noncontrolling Interests in Subsidiaries

Noncontrolling interests in subsidiaries that are redeemable at the option of the holder are classified as redeemable noncontrolling interests in subsidiaries between liabilities and equity in the consolidated balance sheets. The redeemable noncontrolling interests in subsidiaries balance is determined using the hypothetical liquidation at book value method for the VIE funds or allocation of share of income or losses in other subsidiaries subsequent to initial recognition, however, the noncontrolling interests balance cannot be less than the estimated redemption value. The activity of the redeemable noncontrolling interests in subsidiaries balance was as follows (in thousands):

Balance at January 1, 2014	$44,709
Contributions from redeemable noncontrolling interests	260,492
Net loss	(141,072)
Distributions to redeemable noncontrolling interests	(14,313)
Transfers from noncontrolling interests in subsidiaries	25,248
Redeemable noncontrolling interests arising from acquisition of Silevo	14,174
Acquisition of redeemable noncontrolling interests in subsidiaries	(2,450)
Balance at December 31, 2014	186,788
Contributions from redeemable noncontrolling interests	415,493
Net loss	(258,493)
Distributions to redeemable noncontrolling interests	(22,853)
Balance at December 31, 2015	320,935
Contributions from redeemable noncontrolling interests	572,840
Net loss	(485,568)
Distributions to redeemable noncontrolling interests	(50,920)
Acquisition of redeemable noncontrolling interests	(13,664)
Balance at December 31, 2016	$343,623

The acquisition of redeemable noncontrolling interests above relates to the Company’s purchase of the third-party investors’ interests in the Chinese joint venture between one of its subsidiaries, Silevo, and the investors, for $13.7 million.

18. Equity

On November 21, 2016, each share of the Company’s outstanding common stock was converted into 0.11 shares of Tesla’s common stock as a result of its acquisition by Tesla (see Note 1, Organization). Following the acquisition, the Company has 100 shares of common stock issued and outstanding, all of which are held by Tesla.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

19. Equity Award Plans

As a result of the Company’s acquisition by Tesla, its equity award plans (as described below) were fully assumed by Tesla and its outstanding equity awards were converted into equity awards to acquire Tesla common stock in share amounts and prices based on the Exchange Ratio, with the equity awards retaining the same vesting and other terms and conditions as in effect immediately prior to the acquisition. The Company did not grant any equity awards from the acquisition date through December 31, 2016. The equity award plan descriptions below reflect the impacts of the acquisition.

Under the Company’s 2012 Equity Incentive Plan, the Company granted incentive stock options, non-statutory stock options and restricted stock units, or RSUs, for the Company’s common stock to employees, directors and consultants. Stock options were granted at exercise prices per share not less than 100% of the fair market value per share on the grant date. When an incentive stock option was granted to a 10% or greater holder of the Company’s common stock, the exercise price per share was not less than 110% of the fair market value per share on the grant date. Stock options granted are exercisable over a maximum term of 10 years from the date of grant and generally vest over a period of four years. No additional equity awards will be granted under this plan.

In September 2012, the Company adopted a director compensation program for future non-employee directors. Under the director compensation program, each individual who joined the board of directors as a non-employee director following the adoption of the program received an initial stock option grant to purchase 30,000 shares of the Company’s common stock at the time of initial election or appointment and additional triennial stock option grants to purchase 15,000 shares of the Company’s common stock, as well as an annual cash retainer of $15,000, all of which were subject to continued service on the board of directors. Such non-employee directors who served on committees of the board of directors received various specified additional equity awards and cash retainers. Effective as of June 2015, the Company revised the director compensation program, pursuant to which non-employee directors received an initial stock option grant to purchase 33,333 shares of the Company’s common stock at the time of initial election or appointment and additional triennial stock option grants to purchase 30,000 shares of the Company’s common stock, as well as an annual cash retainer of $20,000, all of which were subject to continued service on the board of directors. Such non-employee directors who served on committees of the board of directors received various specified additional equity awards and cash retainers. All equity awards granted pursuant to the director compensation programs were granted under the terms of the Company’s 2012 Equity Incentive Plan. Upon the Company’s acquisition by Tesla, the unvested awards immediately vested and became fully exercisable, because the exercise prices exceeded the then current trading price of Tesla’s common stock, these awards expired pursuant to their terms. No additional equity awards will be granted under this program.

Pursuant to the acquisition of Zep Solar, the Company assumed the Zep Solar, Inc. 2010 Equity Incentive Plan, or Zep Solar Plan, and issued fully vested stock options to purchase 303,151 shares of the Company’s common stock to replace certain fully vested stock options originally issued by Zep Solar. No additional equity awards were or will be granted under this plan.

On September 15, 2015, the Chief Executive Officer and the Chief Technology Officer, who are the Company’s founders, were granted non-statutory stock option awards of the Company’s common stock with both market and performance vesting conditions, or Founder Awards. The exercise price per share of the Founder Awards was $48.97. The Chief Executive Officer’s Founder Award would have entitled him to up to 3.0 million shares of the Company’s common stock, and the Chief Technology Officer’s Founder Award would have entitled him to up to 2.0 million shares of the Company’s common stock. The Founder Awards had a maximum term of 10 years from the date of grant and vested in 10 equal tranches based on the achievement of specified operational goals and the 90-trading day average price of the Company’s common stock achieving certain targets on specified measurement dates. As of immediately prior to the Company’s acquisition by Tesla, no vesting tranches had been achieved and the Founder Awards were entirely unvested.  Upon the Company’s acquisition by Tesla, all vesting under the Founder Awards ceased, and the Founder Awards automatically expired pursuant to their original terms. Consequently, the Company reversed the previously recognized stock-based compensation expense for the Founder Awards, which resulted in a gain of $7.1 million to general and administrative expense.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Stock Options

A summary of stock option activity, presented in terms of Tesla’s common stock, is as follows (in thousands, except per share amounts):

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Stock	Exercise	Contractual	Intrinsic
	Options	Price	Term (Years)	Value
Outstanding - January 1, 2014	1,534	134.27	7.52	586,740
Granted (weighted-average fair value of $431.36)	610	597.18
Exercised	(349)	58.00		185,822
Canceled	(260)	350.09
Outstanding - December 31, 2014	1,535	299.00	7.64	342,293
Granted (weighted-average fair value of $284.00)	709	451.55
Exercised	(105)	111.36		37,929
Canceled	(125)	509.73
Outstanding - December 31, 2015	2,014	349.36	7.74	293,855
Granted (weighted-average fair value of $137.53)	142	235.81
Exercised	(89)	60.60		12,754
Canceled	(873)	452.05
Outstanding - December 31, 2016	1,194	$282.44	6.04	$90,408
Options vested and exercisable - December 31, 2014	719	$115.64	6.30	$272,140
Options vested and exercisable - December 31, 2015	883	$195.73	5.88	$258,310
Options vested and exercisable - December 31, 2016	901	$230.75	5.33	$88,387
Options vested and expected to vest - December 31, 2014	1,367	$274.09	7.46	$333,813
Options vested and expected to vest - December 31, 2015	1,670	$326.73	7.37	$287,673
Options vested and expected to vest - December 31, 2016	1,128	$268.38	5.89	$89,865

As of December 31, 2016, 34.3% of the unvested stock options outstanding had a performance feature that is required to be satisfied before they become vested and exercisable. The grant date fair market value of the stock options that vested in 2016, 2015 and 2014 was $80.0 million, $109.7 million and $54.9 million, respectively.

As of December 31, 2016 and 2015, there was $71.0 million and $265.3 million, respectively, of total unrecognized stock-based compensation expense, net of estimated forfeitures, related to unvested stock options, which are expected to be recognized over the weighted-average period of 3.70 years and 5.56 years, respectively.

Under ASC 718, the Company estimates the fair value of stock options granted on each grant date using the Black-Scholes option valuation model, except for the Founder Awards for which the Company used a Monte Carlo simulation, and applies the straight-line method of expense attribution, except for stock options with a performance feature, for which the Company applies graded vesting. The fair values were estimated on each grant date with the following weighted-average assumptions used in the Black-Scholes option valuation model:

	Year Ended December 31,
	2016	2015	2014
Dividend yield	0%	0%	0%
Annual risk-free rate of return	1.50%	2.14%	1.95%
Expected volatility	61.94%	65.76%	83.66%
Expected term (years)	6.28	7.02	6.25

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

The expected volatility was calculated based on the average historical volatilities of the Company and publicly traded peer companies determined by the Company. The risk-free interest rate used was based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the stock options to be valued. The expected dividend yield was zero, as the Company did not anticipate paying a dividend within the relevant time frame. The expected term was estimated using the simplified method allowed under ASC 718.

Restricted Stock Units

A summary of RSU activity, presented in terms of Tesla’s common stock, is as follows (in thousands, except per share amounts):

		Weighted-
	Restricted	Average
	Stock	Fair
	Units	Value
Outstanding - January 1, 2014	2	$231.45
Granted	121	562.91
Released	(6)	552.82
Cancelled	(4)	589.00
Outstanding - December 31, 2014	113	556.00
Granted	367	436.27
Released	(43)	547.18
Cancelled	(43)	511.73
Outstanding - December 31, 2015	394	450.27
Granted	262	450.28
Vested	(132)	397.33
Cancelled	(162)	369.04
Outstanding - December 31, 2016	362	$505.99
Expected to vest - December 31, 2016	236	$315.46

The grant date fair value of RSUs vested was $50.3 million, $23.5 million and $3.2 million for the years ended December 31, 2016, 2015 and 2014, respectively. Under ASC 718, the Company determined the fair value of RSUs granted on each grant date based on the fair value of the Company’s common stock on each grant date and applies the straight-line method of expense attribution. As of December 31, 2016 and 2015, there was $83.9 million and $121.5 million, respectively, of total unrecognized stock-based compensation expense, net of estimated forfeitures, from RSUs, which are expected to be recognized over the weighted-average period of 3.02 years and 3.31 years, respectively.

Stock-Based Compensation Expense

As part of the requirements of ASC 718, the Company is required to estimate potential forfeitures of equity awards and adjust stock-based compensation expense accordingly. The estimate of forfeitures is adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ. Consequently, changes in estimated forfeitures are recognized in the period of change and also impact the amount of stock-based compensation expense to be recognized in future periods.

The amount of stock-based compensation expense recognized in the years ended December 31, 2016, 2015 and 2014 was $75.1 million, $116.8 million and $88.9 million, respectively. The amount of capitalized stock-based compensation expense was as follows (in thousands):

	Year Ended December 31,
	2016	2015
Capitalized under:
Inventories	$(157)	$226
Other assets	$666	$3,136
Property, plant and equipment - net	$3,422	$2,997
Solar energy systems, leased and to be leased - net	$21,755	$24,075

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Stock-based compensation expense was included in cost of revenue and operating expenses as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Total cost of revenue	$3,692	$2,855	$2,251
Sales and marketing	$19,124	$24,176	$16,391
General and administrative	$18,193	$45,135	$40,897
Pre-production expense	$(496)	$—	$—
Research and development	$8,853	$14,203	$6,023

20. Income Taxes

The following table presents the domestic and foreign components of (loss) income before income taxes for the periods presented (in thousands):

	Year Ended December 31,
	2016	2015	2014
United States	$(1,849,436)	$(1,467,184)	$(718,416)
Noncontrolling interest and redeemable noncontrolling interests	1,059,121	710,492	319,196
Foreign	(30,340)	(8,804)	(2,746)
Total	$(820,655)	$(765,496)	$(401,966)

The income tax provision (benefit) was composed of the following (in thousands):

	Year Ended December 31,
	2016	2015	2014
Current:
Federal	$206	$2,946	$10
State	272	812	473
Foreign	106	95	100
Total current provision	584	3,853	583
Deferred:
Federal	370	13	(26,528)
State	50	3	(791)
Foreign	(1,312)	(543)	—
Total deferred provision	(892)	(527)	(27,319)
Total provision (benefit) for income taxes	$(308)	$3,326	$(26,736)

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

The following table presents a reconciliation of the federal statutory rate and the Company’s effective tax rate for the periods presented:

	Year Ended December 31,
	2016	2015	2014
Tax benefit at federal statutory rate	(35.00)%	(35.00)%	(34.00)%
State income taxes (net of federal benefit)	0.58	(5.66)	(1.71)
Foreign income and withholding taxes	0.64	(0.04)	0.44
Noncontrolling interests and redeemable noncontrolling interests adjustment	44.24	27.99	5.18
Investment in certain financing funds	2.24	(0.45)	16.49
Stock-based compensation	2.48	0.89	2.35
Prepaid tax expense	(19.00)	(19.38)	(5.45)
Other	(0.67)	0.03	1.24
Tax credits	(2.09)	(1.65)	(1.49)
Change in valuation allowance	6.55	33.70	10.30
Effective tax rate	(0.03)%	0.43%	(6.65)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents significant components of the Company’s deferred tax assets and liabilities for the periods presented (in thousands):

	As of December 31,
	2016	2015
Deferred tax assets:
Accruals and reserves	$186,875	$156,225
Net operating losses	178,995	23,869
Accelerated gain on assets	24,586	26,005
Investment in certain financing funds	383,147	485,159
Tax rebate revenue	39,523	43,037
Stock-based compensation	34,938	47,605
Other deferred tax assets	9,585	9,887
Tax credits	39,944	7,946
Gross deferred tax assets	897,593	799,733
Valuation allowance	(422,889)	(369,157)
Net deferred tax assets	474,704	430,576
Deferred tax liabilities:
Depreciation and amortization	(269,685)	(279,492)
Initial direct costs related to customer solar energy system lease acquisition costs and Other deferred tax liabilities	(205,500)	(152,457)
Gross deferred tax liabilities	(475,185)	(431,949)
Net deferred taxes	$(481)	$(1,373)

An analysis of deferred tax assets and liabilities is as follows (in thousands):

	As of December 31,
	2016	2015
Noncurrent:
Deferred tax assets	$422,408	$367,784
Deferred tax liabilities	—	—
Total noncurrent gross deferred tax assets	422,408	367,784
Less: valuation allowance	(422,889)	(369,157)
Net noncurrent deferred tax liabilities	$(481)	$(1,373)

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

As of December 31, 2016, the Company had federal, California and other state income tax net operating loss, or NOL, carryforwards of $437.3 million, $206.0 million and $212.5 million, respectively. The NOL carryforwards will start to expire in 2026 if not utilized. Included in the other state NOL carryovers above, $63.9  million relates to stock option windfall deductions. The federal ITC, R&D, minimum tax credit and foreign tax credits of $20.1 million, $16.0 million, $10.8 million, and $2.2 million, respectively, will start to expire in 2023 if not utilized. The California R&D and minimum tax credit of $10.9 million and $1.6 million, respectively, can be carried forward indefinitely. The carryforwards have been determined as if the Company was a stand-alone entity. As of December 31, 2015, the Company had federal, California and other state income tax net operating loss, or NOL, carryforwards of $29.5 million, $27.9 million and $235.5 million, respectively.

The Company has applied a valuation allowance against its deferred tax assets net of the expected income from the reversal of its deferred tax liabilities. The Company’s valuation allowance increased by $53.7 million during the year ended December 31, 2016 and increased by $257.9 million during the year ended December 31, 2015. The increase in the valuation allowance was primarily related to the Company’s investments in financing funds. The valuation allowance was determined in accordance with the provisions of ASC 740, Income Taxes, which require an assessment of both negative and positive evidence when measuring the need for a valuation allowance. Based on the available objective evidence and the Company’s history of losses, the Company believes it is more likely than not that its net deferred tax assets will not be realized.

The utilization of the remaining NOL carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the IRC Section 382 and similar state provisions. The annual limitation may result in the expiration of NOL carryforwards and credits before utilization. The Company completed an IRC Section 382 analysis during 2016, which resulted in an ownership change. Based on the analysis, the NOL carryforwards presented have accounted for any limited and potential lost attributes due to any ownership changes and expiration dates.

As part of its asset monetization strategy, the Company has agreements to sell solar energy systems to its financing funds. The gains on the sales are eliminated in the consolidated financial statements because the sales are treated as intra-entity sales. As such, income taxes are not recognized on the sales until the Company no longer benefits from the underlying assets. Specifically, the Company defers the income tax expense and amortizes it over the estimated useful life of the underlying assets, which has been estimated to be 30 to 35 years. The deferral of income tax expense results in the recognition of a prepaid tax expense that is included in the consolidated balance sheets as other assets. In 2015, the Company’s tax profitability resulted in the utilization of the available NOL carryforwards, including NOLs related to excess tax benefits from stock options. The utilization of excess tax benefits from stock options was recognized as an increase in additional paid in capital. The Company, pursuant to ASC 810, Consolidation, deferred the impact of both the current tax payable as well as the amount recorded in additional paid in capital on the consolidated balance sheet as an increase of prepaid tax expense. As of December 31, 2016 and 2015, the Company has a balance in the prepaid tax expense, net of amortization, of $58.3 million and $105.8 million, respectively. The amortization of prepaid tax expense makes-up the major component of the income tax provision for each period.

The Company had an immaterial amount of undistributed earnings of foreign subsidiaries as of December 31, 2016. Those earnings are considered to be indefinitely reinvested; accordingly, no provisions for federal or state income taxes were provided thereon. Upon repatriation of those earnings, in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable due to the complexities associated with its hypothetical calculation. An immaterial amount of withholding taxes may be payable upon the remittance of all previously unremitted earnings as of December 31, 2016.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Uncertain Tax Positions

The Company applies a two-step approach with respect to uncertain tax positions. This approach involves recognizing any uncertain tax positions that are more-likely-than-not of being ultimately realized and then measuring those positions to determine the amounts to be recognized. The Company had $13.4 million of unrecognized tax benefits as of December 31, 2016, of which $1.5 million would affect the Company’s effective tax rate if recognized. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

Balance, January 1, 2014	$120
Acquired from Silevo	434
True-up to prior year ending balance	(23)
Balance, December 31, 2014	531
Additions related to positions from the current year	1,384
Additions related to positions from the prior years	8,181
Balance, December 31, 2015	10,096
Additions related to positions from the current year	2,882
Additions related to positions from the prior years	453
Balance, December 31, 2016	$13,431

The interest and penalties for uncertain tax positions is presented in the consolidated statements of operations as income tax expense. Interest and penalties accrued for uncertain tax positions as of December 31, 2016, 2015 and 2014 were $0.4 million, $0.0 million and $0.0 million, respectively.

The Company does not anticipate any significant increases or decreases to the total amount of gross unrecognized tax benefits within the 12 months after December 31, 2016.

The Company is subject to taxation and files income tax returns in the U.S. and various state, local and foreign jurisdictions. The U.S. and state jurisdictions have statutes of limitations that generally range from three to five years. Due to the Company’s net operating losses, substantially all of its federal, state, local and foreign income tax returns since inception are still subject to audit. However, the Company utilized a significant amount of its federal and state NOLs in 2015, starting the statute of limitation for the years that NOLs were utilized. In addition, the Company generated a tax loss in 2016 for which the statute of limitation will not begin until they are utilized in a subsequent tax year.

21. Defined Contribution Plan

In January 2007, the Company established a 401(k) plan, or the Retirement Plan, available to employees who meet the Retirement Plan’s eligibility requirements. Participants may elect to contribute a percentage of their compensation to the Retirement Plan, up to a statutory limit. Participants are fully vested in their contributions. The Company may make discretionary contributions to the Retirement Plan as a percentage of participant contributions, subject to established limits. The Company did not make any contributions to the Retirement Plan during 2016, 2015 or 2014.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

22. Related Party Transactions

The Company’s operations included the following related party transactions (in thousands):

	Year Ended December 31,
	2016	2015	2014
Revenue:
Solar energy systems sales to related parties	$12	$79	$2,479
Expenditures:
Purchases of inventories or equipment from related parties	$21,126	$7,809	$3,383
Fees paid or payable to related parties (included in sales and marketing expense)	$—	$—	$103
Interest paid or payable to related parties (included in interest expense (excluding amortization of debt discounts and fees) - recourse debt)	$8,123	$2,125	$3

Related party balances were comprised of the following (in thousands):

	December 31,
	2016	2015
Due from related parties (included in accounts receivable)	$—	$30
Due to related parties (included in accounts payable)	$—	$3,961
Payable to parent, net	$11,693	$—
Solar Bonds issued to related parties	$265,100	$165,220
Convertible senior note principal outstanding to related parties	$13,000	$12,975
Due to related parties (included in accrued and other current liabilities)	$5,019	$1,249

The related party transactions were primarily purchases of batteries from Tesla; issuances and maturities of Solar Bonds held by SpaceX, Tesla’s Chief Executive Officer, the Company’s Chief Executive Officer and the Company’s Chief Technology Officer; and issuances of convertible senior notes to an entity affiliated with Tesla’s Chief Executive Officer, the Company’s Chief Executive Officer and the Company’s Chief Technology Officer. SpaceX is considered a related party because Tesla’s Chief Executive Officer is the Chief Executive Officer, Chief Designer, Chairman and a significant stockholder of SpaceX.

In March 2015, SpaceX purchased $90.0 million in aggregate principal amount of 2.00% Solar Bonds due in March 2016. In June 2015, SpaceX purchased an additional $75.0 million in aggregate principal amount of 2.00% Solar Bonds due in June 2016. In March 2016, $90.0 million in aggregate principal amount of the Solar Bonds held by SpaceX matured, and the proceeds were reinvested by SpaceX in $90.0 million in aggregate principal amount of 4.40% Solar Bonds due in March 2017. In June 2016, $75.0 million in aggregate principal amount of the Solar Bonds held by SpaceX matured, and the proceeds were reinvested by SpaceX in $75.0 million in aggregate principal amount of 4.40% Solar Bonds due in June 2017.

In August 2016, Tesla’s Chief Executive Officer, the Company’s Chief Executive Officer and the Company’s Chief Technology Officer purchased $100.0 million in aggregate principal amount of 6.50% Solar Bonds due in February 2018.

23. Commitments and Contingencies

Non-cancellable Leases

The Company leases offices, manufacturing and warehouse facilities, equipment, vehicles and solar energy systems under non-cancellable leases. Aggregate rent expense for facilities and equipment for the years ended December 31, 2016, 2015 and 2014 was $49.3 million, $41.1 million and $32.9 million, respectively.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Future minimum lease payments under non-cancellable leases as of December 31, 2016 were as follows (in thousands):

2017	$60,306
2018	50,329
2019	38,616
2020	22,217
2021	16,154
Thereafter	65,483
Total minimum lease payments	$253,105

Build-to-Suit Lease Arrangement

In September 2014, a subsidiary of the Company entered into a build-to-suit lease arrangement with the Research Foundation for the State University of New York, or the Foundation, for the construction of an approximately 1.0 million square-feet solar panel manufacturing facility with a capacity of 1.0 gigawatt on an approximately 88.2 acre site located in Buffalo, New York. Under the terms of the arrangement, which has been amended, the Foundation will construct the manufacturing facility and install certain utilities and other improvements, with participation by the Company as to the design and construction of the manufacturing facility, and acquire certain manufacturing equipment designated by the Company to be used in the manufacturing facility. The Foundation will cover (i) construction costs related to the manufacturing facility in an amount up to $350.0 million, (ii) the acquisition and commissioning of the manufacturing equipment in an amount up to $348.1 million and (iii) $51.9 million for additional specified scope costs, in cases (i) and (ii) only, subject to the maximum funding allocation from the State of New York, and the Company will be responsible for any construction and equipment costs in excess of such amounts. The Foundation will own the manufacturing facility and the manufacturing equipment purchased by the Foundation. Following completion of the manufacturing facility, the Company will lease the manufacturing facility and the manufacturing equipment owned by the Foundation from the Foundation for an initial period of 10 years, with an option to renew, for $2 per year plus utilities.

Under the terms of the build-to-suit lease arrangement, the Company is required to achieve specific operational milestones during the initial term of the lease, which include employing a certain number of employees at the facility, within western New York and within the State of New York within specified time periods following the completion of the facility. The Company is also required to spend or incur approximately $5.0 billion in combined capital, operational expenses and other costs in the State of New York over the 10 years following the achievement of full production. On an annual basis during the initial lease term, as measured on each anniversary of the commissioning of the facility, if the Company fails to meet the specified investment and job creation obligations, then it would be obligated to pay a $41.2 million “program payment” to the Foundation for each year that it fails to meet these requirements. Furthermore, if the agreement is terminated due to a material breach by the Company, then additional amounts might be payable by the Company.

Due to the Company’s involvement with the construction of the facility, its exposure to any potential cost overruns and its other commitments under the arrangement, the Company is deemed to be the owner of the facility and the manufacturing equipment owned by the Foundation for accounting purposes during the construction phase. Accordingly, the Company recognizes a non-cash investment in build-to-suit lease asset under construction and a corresponding non-cash build-to-suit lease liability on the consolidated balance sheets. The non-cash investing and financing activities related to the arrangement in the years ended December 31, 2016, 2015 and 2014 amounted to $499.4 million, $284.5 million and $ 26.5 million, respectively.

Manufacturing Relationship with Panasonic

In December 2016, Tesla entered into a 10-year arrangement with Panasonic to manufacture custom solar cells and solar panels for the Company, primarily at the Riverbend manufacturing facility. Upon the commencement of production, the Company will purchase up to 1.0 gigawatt of solar panels annually under the arrangement, with adjustable pricing provisions.

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

Indemnification and Guaranteed Returns

As disclosed in Notes 13, VIE Arrangements, the Company is contractually committed to compensate certain fund investors for any losses that they may suffer in certain limited circumstances resulting from reductions in U.S. Treasury grants or ITCs. Generally, such obligations would arise as a result of reductions to the value of the underlying solar energy systems as assessed by the U.S. Treasury Department for purposes of claiming U.S. Treasury grants or as assessed by the IRS for purposes of claiming ITCs or U.S. Treasury grants. For each balance sheet date, the Company assesses and recognizes, when applicable, the potential exposure from this obligation based on all the information available at that time, including any guidelines issued by the U.S. Treasury Department on solar energy system valuations for purposes of claiming U.S. Treasury grants and any audits undertaken by the IRS. The Company believes that any payments to the fund investors in excess of the amount already recognized by the Company for this obligation are not probable based on the facts known at the reporting date.

The maximum potential future payments that the Company could have to make under this obligation would depend on the difference between the fair values of the solar energy systems sold or transferred to the funds as determined by the Company and the values that the U.S. Treasury Department would determine as fair value for the systems for purposes of claiming U.S. Treasury grants or the values the IRS would determine as the fair value for the systems for purposes of claiming ITCs or U.S. Treasury grants. The Company claims U.S. Treasury grants based on guidelines provided by the U.S. Treasury department and the statutory regulations from the IRS. The Company uses fair values determined with the assistance of independent third-party appraisals commissioned by the Company as the basis for determining the ITCs that are passed-through to and claimed by the fund investors. Since the Company cannot determine future revisions to U.S. Treasury Department guidelines governing system values or how the IRS will evaluate system values used in claiming ITCs or U.S. Treasury grants, the Company is unable to reliably estimate the maximum potential future payments that it could have to make under this obligation as of each balance sheet date.

The Company is eligible to receive certain state and local incentives that are associated with renewable energy generation. The amount of incentives that can be claimed is based on the projected or actual solar energy system size and/or the amount of solar energy produced. The Company also currently participates in one state’s incentive program that is based on either the fair market value or the tax basis of solar energy systems placed in service. State and local incentives received are allocated between the Company and fund investors in accordance with the contractual provisions of each fund. The Company is not contractually obligated to indemnify any fund investor for any losses they may incur due to a shortfall in the amount of state or local incentives actually received.

As disclosed in Note 13, the Company is contractually required to make payments to one fund investor to ensure that the fund investor achieves a specified minimum internal rate of return. The fund investor has already received a significant portion of the projected economic benefits from U.S. Treasury grant distributions and tax depreciation benefits. The contractual provisions of the fund state that the fund has an indefinite term unless the members agree to dissolve the fund. Based on the Company’s current financial projections regarding the amount and timing of future distributions to the fund investor, the Company does not expect to make any payments as a result of this guarantee and has not accrued any liabilities for this guarantee. The amount of potential future payments under this guarantee is dependent on the amount and timing of future distributions to the fund investor and future tax benefits that accrue to the fund investor. Due to the uncertainties surrounding estimating the amounts of these factors, the Company is unable to estimate the maximum potential payments under this guarantee. To date, the fund investor has achieved the specified minimum internal rate of return as determined in accordance with the contractual provisions of the fund.

As disclosed in Note 14, Lease Pass-Through Financing Obligation, the lease pass-through financing funds have a one-time lease payment reset mechanism that occurs after the installation of all solar energy systems in a fund. As a result of this mechanism, the Company may be required to refund master lease prepayments previously received from investors. Any refunds of master lease prepayments would reduce the lease pass-through financing obligation.

Letters of Credit

As of December 31, 2016, the Company had $30.2 million of unused letters of credit outstanding, which carry a fee of 3.4% per annum.

Other Contingencies

In July 2012, the Company, along with other companies in the solar energy industry, received a subpoena from the U.S. Treasury Department’s Office of the Inspector General to deliver certain documents in the Company’s possession that were dated, created, revised or referred to after January 1, 2007 and that relate to the Company’s applications for U.S. Treasury grants or communications with certain other solar energy development companies or with certain firms that appraise solar energy property for

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

U.S Treasury grant application purposes. The Inspector General and the Civil Division of the U.S. Department of Justice are investigating the administration and implementation of the U.S Treasury grant program relating to the fair market value of the solar energy systems that the Company submitted in U.S. Treasury grant applications. The Company has accrued a reserve for its potential liability associated with this ongoing investigation as of December 31, 2016.

In February 2013, two of the Company’s financing funds filed a lawsuit in the United States Court of Federal Claims against the United States government, seeking to recover approximately $14.0 million that the United States Treasury was obligated to pay, but failed to pay, under Section 1603 of the American Recovery and Reinvestment Act of 2009. In February 2016, the government filed a motion seeking leave to assert a counterclaim against the two plaintiff funds on the grounds that the government, in fact, paid them more, not less, than they were entitled to as a matter of law. The Company believes that the government’s claims are without merit and expects the plaintiff funds to litigate the case vigorously. Trial in the case is set for the latter half of 2017. The Company is unable to estimate the possible loss, if any, associated with this lawsuit.

On March 28, 2014, a purported stockholder class action lawsuit was filed in the United States District Court for the Northern District of California against the Company and two of its officers. The complaint alleges violations of federal securities laws, and seeks unspecified compensatory damages and other relief on behalf of a purported class of purchasers of the Company’s securities from March 6, 2013 to March 18, 2014. After a series of amendments to the original complaint, the District Court dismissed the amended complaint and entered a judgment in the Company’s favor on August 9, 2016. The plaintiffs have filed a notice of appeal. The Company believes that the claims are without merit and intends to defend against this lawsuit vigorously. The Company is unable to estimate the possible loss, if any, associated with this lawsuit.

On June 5 and 11, 2014, stockholder derivative actions were filed in the Superior Court of California for the County of San Mateo, purportedly on behalf of the Company and against the board of directors, alleging that the board of directors breached its duties to the Company by failing to prevent the conduct alleged in the pending purported stockholder class action lawsuit. The Company and the individual board member defendants filed a motion to dismiss the complaint, which the Superior Court granted on December 17, 2015, while allowing the plaintiffs an opportunity to file an amended complaint to remedy the defects in the original complaint. On or about March 2, 2016, the plaintiffs informed the Company and the Superior Court that they had sold their shares in the Company during the pendency of the suit. Consequently, the plaintiffs no longer had standing to bring their lawsuit, which they voluntarily dismissed.

In June 2014, the Company along with Sunrun, Inc., or Sunrun, filed a lawsuit in the Superior Court of Arizona against the Arizona Department of Revenue, or DOR, challenging DOR’s interpretation of Arizona state law to impose property taxes on solar energy systems that are leased by customers. On June 1, 2015, the Superior Court issued an order rejecting the interpretation of the Arizona state law under which the DOR had sought to tax leased solar energy systems. In that same order, the Superior Court held that a separate Arizona statute, which provides that such systems are deemed to have no value for purposes of calculating property tax, violated certain provisions of the Arizona state constitution. Both the DOR and the Company have appealed the Superior Court’s ruling, and the Court of Appeals heard argument on November 15, 2016. The Company will continue to vigorously pursue its claims.

On March 2, 2015, the Company filed a lawsuit in the United States District Court for the District of Arizona against the Salt River Project Agricultural Improvement and Power District and the Salt River Valley Water Users’ Association, or SRP, alleging that SRP’s imposition of distribution charges and demand charges on new solar energy customers in its territory violates state and federal antitrust laws. On June 23, 2015, SRP moved to dismiss the complaint. On October 27, 2015, the District Court denied SRP’s motion to dismiss in part and granted it in part. In particular, the District Court held that the Company may proceed on its antitrust claims against SRP to seek an injunction blocking SRP’s new charges and may proceed with claims for damages under state laws other than antitrust laws. Furthermore, the District Court held that the Company may not recover monetary damages on its antitrust theories and dismissed two of its antitrust claims while allowing the others to proceed. Discovery has concluded. On September 20, 2016, the District Court entered a stay of the litigation while SRP appeals the District Court’s earlier decision, holding that SRP is subject to state and federal antitrust laws. The Court of Appeals heard argument on November 18, 2016. The Company intends to pursue its claims vigorously.

In April 2015, Borrego Solar Systems Inc., or Borrego, commenced an arbitration against the Company alleging that the Company wrongfully terminated a construction services agreement. The Company engaged in discovery and participated in an arbitration hearing in February 2016. After the hearing, on April 12, 2016, the arbitrator entered an interim award in favor of Borrego and ultimately entered a final award in the amount of $2.0 million, which the Company has satisfied in full.

On September 18, 2015, a stockholder derivative action was filed in the Court of Chancery of the State of Delaware, purportedly on behalf of the Company and against the board of directors, alleging that the board of directors breached its duties to the Company by approving stock-based compensation to the non-employee directors that the plaintiff claims is excessive compared to the

SolarCity Corporation

Notes to Consolidated Financial Statements (continued)

compensation paid to directors of peer companies. At the Company’s 2016 annual meeting of stockholders, the non-employee director compensation plan was approved and ratified, including by a majority of the shares held by the disinterested stockholders of the Company. As a result, the case has been dismissed, and the matter has been resolved.

On September 21, 2015, the Company filed a lawsuit in the United States District Court for the District of Massachusetts against Seaboard Solar Operations LLC, or Seaboard, and its principal, Stuart Longman, alleging breaches of the various written contracts between the Company and Seaboard, fraud, conversion and unfair business practices. The Company sought a declaratory judgment that it owns and has the right to develop the specified projects and of damages of approximately $16.0 million. In December 2015, the Company settled the lawsuit in exchange for $16.1 million to be paid by Seaboard; upon making the payment, Seaboard will have the rights to the projects.

On November 6, 2015, a putative class action lawsuit, Morris v. SolarCity, was filed in the United States District Court for the Northern District of California against the Company. The complaint alleges that the Company made unlawful telephone marketing calls to the plaintiff and others, in violation of the federal Telephone Consumer Protection Act. The plaintiff seeks injunctive relief and statutory damages, on behalf of himself and a certified class. The Company filed a motion to dismiss the complaint, which the District Court denied on April 6, 2016.   Following discovery, plaintiff filed a motion for class certification on December 15, 2016.  Briefing on class certification is expected to be complete in late February 2017, and the certification motion will be heard in March 2017.  SolarCity continues to believe that the claims are without merit and intends to defend itself vigorously. The Company  has accrued a reserve for its potential liability associated with this matter and the Gibbs matter described below, as of December 31, 2016.

On June 1, 2016, a putative class action lawsuit, Gibbs v. SolarCity, alleging that the Company made unlawful telephone marketing calls in violation of the federal Telephone Consumer Protection Act, was filed against the Company in the United States District Court for the District of Massachusetts. The two named plaintiffs seek injunctive relief and statutory damages, on behalf of themselves and a certified class. The Company has moved to dismiss the complaint; the hearing on that motion was held on December 8, 2016. The Company believes that the claims are without merit and intends to defend itself vigorously. The Company  has accrued a reserve for its potential liability associated with this matter and the Morris matter described above, as of December 31, 2016

On August 15, 2016, a purported stockholder class action lawsuit was filed in the United States District Court for the Northern District of California against the Company, two of its officers and a former officer. The complaint alleges that the Company made projections of future sales and installations that the Company failed to achieve and that these projections were fraudulent when made. The plaintiffs claim violations of federal securities laws and seek unspecified compensatory damages and other relief on behalf of a purported class of purchasers of the Company’s securities from May 5, 2015 to February 16, 2016. The Company believes that the claims are without merit and intends to defend against them vigorously. The Company is unable to estimate the possible loss, if any, associated with this lawsuit.

On September 26, 2016, Cogenra Solar Inc., or Cogenra, and Khosla Ventures III, L.P. filed a lawsuit in the United States District Court for the Northern District of California alleging that the Company and its subsidiary, Silevo Inc., had misappropriated trade secrets obtained from Cogenra during interactions governed by non-disclosure agreements and during the course of diligence in 2014, when the Company considered acquiring Cogenra. The Company believes that the claims are without merit and intends to defend itself vigorously. The Company is unable to estimate the possible loss, if any, associated with this lawsuit.

From time to time, claims have been asserted, and may in the future be asserted, including claims from regulatory authorities related to labor practices and other matters. Such assertions arise in the normal course of the Company’s operations. The resolution of any such assertions or claims cannot be predicted with certainty. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the Company’s results of operations, prospects, cash flows, financial and position.

24. Subsequent Events

New Debt Facility

On January 27, 2017, a subsidiary of the Company issued $145.0 million in aggregate principal of solar loan-backed notes with a final maturity date of September 2049. The solar loan-backed notes are secured by certain customer loans under the MyPower program.

Repayment of Debt Facilities

In January 2017, $25.0 million of the secured revolving credit facility matured and was fully repaid.

On January 27 2017, the MyPower revolving credit facility matured, and the aggregate outstanding principal amount of $133.8 million was fully repaid.